UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Six Flags Entertainment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Six Flags®

2022 Proxy Statement

WHERE MEMORIES ARE CREATED

March [■], 2022
Dear Fellow Stockholders:
We participate in a healthy and growing industry and provide experiences that we believe other forms of entertainment cannot replicate. We have a globally recognized brand, yet each of our parks has a unique identity. Our team members are passionate about Six Flags and enriching our guests’ experiences in our parks. Our guests are proud that Six Flags is a part of their communities. We offer our guests thrills in an outdoor setting, in a friendly, clean and safe environment, where memories are created.
The Board of Directors is extremely proud of Six Flags’ perseverance through the ongoing pandemic and the company’s delivery of improved financial results in 2021. We are encouraged by the increased spending in the parks and demand for our season pass products. However, we have many opportunities to improve our performance. To accomplish this, we are resetting our culture, organization, strategy, and operational priorities.
■	Culture: Execute better and faster by creating an agile, performance-oriented culture.
■	Organization: Change our organizational mindset so that a streamlined corporate office exists to support our parks, and our park presidents have the autonomy and incentives to act as owners.
■	Strategy: Provide a premium experience and charge prices that are in-line with the value we deliver.
■
Operational priorities: Improve the guest experience through initiatives such as greater ride efficiency and convenience, employee friendliness, park cleanliness, better quality food, new amenities, and guest-facing technology, starting with our mobile app.

Through premiumization, we are focusing on guests who are willing to pay for a premium experience, which will lessen the crowding of our parks, reducing pressure on operations and elevating the guest experience. Our goal is to lead the industry in innovation, and to do that we are investing in our parks and our technology systems. We have ample ride capacity in our parks, so we are deploying capital and resources into guest-facing technology, food service equipment, and other park infrastructure improvements for a higher guest experience impact with a lower cost than adding new rides. Once we have funded our growth priorities, our next near-term capital allocation priority will be to pay down debt.
We are proud to have been named by Forbes Magazine as one of “The Best Employers for Women in 2021.” We are recommitting to advancing diversity, equity and inclusion, and actively working to listen, hear and understand each other. We are also strengthening our strategy to recruit, retain and promote diverse candidates within the Six Flags family. Our people are truly the heart and soul of our amazing brand.
The Board of Directors is committed to a governance framework that focuses on diversity, active engagement with investors, and active oversight of the company’s strategy, execution of business objectives, leadership, and risk management. We have tied a significant portion of CEO compensation to Environmental, Social and Corporate Governance (ESG) goals, as further discussed in the accompanying proxy statement, and we are committed to incorporating stronger ESG initiatives throughout our company to best serve all of our stakeholders.
We are emerging stronger from the pandemic with a clearer strategic framework: a stronger team, stronger brand, stronger business model and, most importantly, a stronger culture. On behalf of the directors, officers and employees of Six Flags Entertainment Corporation, we would like to express our appreciation for your continued investment and support. We are dedicated to aligning management with the best long-term interests of stakeholders and operating the company in a sustainable and inclusive way.
Sincerely,

Selim Bassoul President and Chief Executive Officer

SIX FLAGS ENTERTAINMENT CORPORATION
1000 Ballpark Way, Suite 400, Arlington, Texas 76011
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Date and Time
Wednesday, May 11, 2022
2:00 p.m. Central Time

Place
Six Flags Entertainment Corporation
Corporate Headquarters
Choctaw Stadium
1000 Ballpark Way
Arlington, TX 76011
YOUR VOTE IS IMPORTANT
You do not need to attend the Annual Meeting to vote if you submit your proxy in advance. Please exercise your stockholder right to vote as follows:
Online at www.proxyvote.com
Mail your signed proxy card
Call 1-800-690-6903
Items of Business		Board Recommendation
1.	Elect the 6 director nominees named in the proxy statement	FOR each director nominee
2.	Vote on an advisory resolution to approve executive compensation	FOR
3.	Vote on amendment to Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirement to amend Bylaws	FOR
4.	Ratify the appointment of KPMG LLP as independent registered public accounting firm for 2022	FOR
5.	Transact such other business as may properly come before the Annual Meeting
Eligibility to Vote
Only stockholders of record at the close of business on the record date, March 16, 2022, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.
By Order of the Board of Directors,
DANIELLE J. BERNTHAL
Corporate Secretary
Arlington, Texas
March [•], 2022
Important Notice Regarding Internet Availability of Proxy Materials for Annual Meeting of Stockholders to be Held on May 11, 2022

The proxy statement and annual report for the fiscal year ended January 2, 2022 are available at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials and the proxy statement are being distributed and made available on or about March [•], 2022.

PROXY SUMMARY
The following summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information that you should consider. Please read the entire Proxy Statement carefully before voting.
2022 Annual Meeting of Stockholders
Date and Time	Wednesday, May 11, 2022 at 2:00 p.m. Central Time
Place	Six Flags Entertainment Corporation Headquarters, Choctaw Stadium, 1000 Ballpark Way, Arlington, TX 76011
Record Date	March 16, 2022
Voting
Holders of common stock as of the Record Date are entitled to vote. Vote online at www.proxyvote.com; by calling 1-800-690-6903; by completing and mailing your proxy card; or in person at the Annual Meeting

Voting Matters
Board Recommendation
Proposal		FOR
1	Elect the 6 director nominees named in this Proxy Statement	each nominee
2	Vote on an advisory resolution to approve executive compensation
3	Vote on amendment to Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirement to amend Bylaws
4	Ratify the appointment of KPMG LLP as independent registered public accounting firm for 2022
Recent Management Changes (page 34)
The Company experienced a number of recent executive management changes:
■	In November 2021, the Company and Mr. Spanos entered into an agreement, pursuant to which Mr. Spanos stepped down as CEO and resigned as a member of the Board.
■
The Company appointed Mr. Bassoul as its CEO in November 2021. Mr. Bassoul previously served as the Company’s Non-Executive Chairman of the Board since February 2021. Also in November 2021, Mr. Baldanza was appointed Non-Executive Chairman of the Board.

■
In December 2021, the Company eliminated the role Chief Administrative Officer and in connection with the eliminated role, Ms. Doerre departed her role as General Counsel and Chief Administrative Officer.

■	In February 2022, Mr. Reddy notified the Company of his decision to resign as CFO effective March 27, 2022.
  2022 Proxy Statement | 1

PROXY SUMMARY
Corporate Governance Highlights (page 7)
The corporate governance practices of the Company serve the interest of stockholders and emphasize integrity, ethics, and effective risk oversight.
Recent Enhancements:
■	Recent Board refreshment, with a key focus on increasing racial, ethnic and gender diversity
■	Adopted Chair rotation guidelines and mandatory retirement age for directors
■	Stockholders right to act by written consent approved by stockholders in 2021
■	Submitted Company proposal to remove supermajority voting requirement to amend Bylaws
■	Increased commitment to ESG principles and reporting
■	Enhanced oversight of corporate culture and human capital management
■	Conducted a thorough pay integrity analysis that confirmed no pay disparity by race/ethnicity or gender
■	Refreshed Corporate Governance Guidelines and committee charters
■	Adopted updated related party transactions policy, anti-corruption policy and securities trading policy
■	Implemented a code of vendor conduct that Company suppliers are required to comply with
Other Key Corporate Governance Practices:
■	Independent Chair and Board (other than CEO)
■	Proxy access right for stockholders
■	Annual election of all directors
■	Stock ownership requirements for directors and senior executives
■	Active stockholder engagement
■	Board diversity
■	Regular executive sessions of independent directors
■	Director overboarding policy
■	Annual Board and committee self-evaluations
Environmental, Social and Governance:
The Company is working to create a more sustainable and efficient company and has prioritized its ESG efforts around the following framework:

2 |   2022 Proxy Statement

PROXY SUMMARY
Director Nominees (page 24)
The Company’s director nominees are highly qualified, proven leaders who provide thoughtful and independent representation of stockholder interests:
Name	Age	Gender	Director Since	Independent	Other Public Company Boards	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ben Baldanza♦ Non-Executive Chairman	60	M	2020		1
Selim Bassoul President and CEO	65	M	2020		1
Esi Eggleston Bracey	51	F	2020		1
Denise M. Clark	64	F	2021		1
Enrique Ramirez♦	50	M	2020		0
Arik Ruchim	41	M	2020		0
♦	Audit Committee Financial Expert
Audit Committee
Compensation Committee
Nominating and Corporate Governance Committee
C	Committee Chair
  2022 Proxy Statement | 3

PROXY SUMMARY
DIRECTOR SKILLS AND QUALIFICATIONS
The Company’s director nominees have a mix of skills and qualifications that provides the Board with the variety and depth of knowledge necessary for effective oversight of the Company and will help the Company reinvigorate growth:

Executive Compensation Highlights
The Company’s executive compensation program seeks to support long-term growth and stockholder value:
What We Do
✔	Annual Say-on-Pay vote
✔	Annual review of peer group
✔	Stock ownership guidelines
✔	Clawback policy covering both cash and equity
✔	Double trigger for vesting on change in control
✔	No guaranteed minimum payouts
✔	Capped incentive awards
✔	Significant focus on performance-based pay
✔	Active stockholder engagement
✔	Independent compensation consultant reporting to the Compensation Committee
What We Do Not Do
✘	No hedging or pledging of Company stock
✘	No excise tax gross-ups upon change of control
✘	No repricing of stock options without stockholder approval
✘	No plans that encourage excessive risk taking
✘	No excess dilution through careful monitoring of burn rate and overhang
✘	No excessive perquisites
✘	No payment of dividends or dividend equivalents on unearned or unvested equity awards
4 |   2022 Proxy Statement

PROXY SUMMARY
Recent Enhancements:
■	2021 long-term equity incentive program consisted of 50% performance stock units (“PSUs”) and 50% restricted stock units (“RSUs”)
■	Engaged new compensation consultant as a result of routine RFP process
■	Aligned NEO performance targets with long-term strategy
■	Reviewed and made adjustments to peer group to align to Company size and other factors
■	Incorporated ESG achievement metrics into CEO PSU award
For additional information, see the “Compensation Discussion and Analysis,” which begins on page 34, and the 2021 Summary Compensation Table and other related tables and information under “Executive Compensation,” which begins on page 51.
Principles of Compensation Program
Pay for Performance	Tie a significant portion of each named executive officer’s target annual compensation to Company and individual performance.
Alignment with Stockholders’ Interests	Reward performance that meets or exceeds the performance goals established by the Compensation Committee to increase stockholder value.
Variation Based on Performance
Emphasize variable pay opportunities that are primarily based on performance over fixed pay. Total compensation varies based on Company and individual performance, measured against annual and long-term goals.

Culture that Attracts, Motivates and Retains Key Talent	Build an inclusive and high-performance culture with an engaged workforce, where team members are motivated to do their best work every day.
Talent and Human Capital Management
The Company’s vision to be the leading location-based entertainment company would not be possible without its exceptional team members, who are the cornerstone of the Company’s commitment to provide the best customer experience for its guests. The Board and management team are committed to advancing a purpose-led vision and fostering a culture that empowers team members with direct accountability that encourages an entrepreneurial spirit to unleash the power to delight park guests, and enhance operations and the park’s surrounding communities. The Company seeks to create a culture that is results-oriented and supports its values of safety, integrity, accountability, guest-centricity, innovation, teamwork, inclusiveness, and fun. Core to achieving this goal is the Company’s commitment to conducting business in a manner that respects all individuals and promotes human rights, including providing fair working conditions and competitive wages.
Culture and Team Member Engagement
The Board and senior management are focused on ensuring that the Company maintains and promotes a culture that fosters the values, behaviors and attributes necessary to advance the Company’s mission and business strategy.
To foster team member engagement and commitment, the Company follows a robust process to listen to team members, take action and measure its progress with ongoing team member conversations, transparent communications and team member satisfaction surveys. The Board receives regular updates on matters of employee culture and engagement.
  2022 Proxy Statement | 5

PROXY SUMMARY
Diversity, Equity and Inclusion
The Company is committed to creating an inclusive environment that fully embraces the diversity of its guests and team members, regardless of race, ethnicity, gender, age, disability, cultural background, sexual orientation, or religious beliefs. The Company has prioritized pay equity and recently conducted a salary and wage analysis that confirmed no significant statistical disparity by race/ethnicity or gender. In addition, the Company established a Diversity and Inclusion Council, which provides feedback on a wide variety of issues. The Company is also investing in training and other programs focused on enhancing diversity, equity and inclusion.
Total Rewards
The Company is dedicated to being a place where its team members love to work, where they feel recognized and rewarded for all that they do. Maintaining a competitive total rewards program helps the Company attract, motivate and retain the key talent it needs to delight guests and achieve outstanding business and financial results. To accomplish this goal, the Company strives to appropriately align its total compensation with the pay, benefits and training and development offered by other companies that compete with it for talent in the marketplace.
Talent Development
Attracting, developing, and retaining the best people is crucial to all aspects of the Company’s business and long-term success, and is central to the Company’s mission, vision, and values. The Company is focused on attracting, developing, and retaining best-in-class diverse teams, and continuing to build an inclusive culture that inspires leadership, encourages innovative thinking, and ties to the Company’s values. These guiding principles have been more important than ever in light of the unique challenges the Company faced throughout the pandemic.
Team members have the opportunity to be part of a vibrant, motivated group and to develop valuable leadership skills as they gain real-world work experience in a fun environment. The Company seeks to continually elevate learning, development and overall team member engagement through a variety of different programs, opportunities and resources. Many team members continue to have careers at the Company or utilize their skills as valuable contributors for the communities that the Company serves.
Well-Being and Safety
The Company is committed to the health and safety of its team members and their families. To support the Company’s team members during the COVID-19 pandemic, in 2020, the Company expanded remote work opportunities where possible and implemented extensive health and safety measures, such as enhanced sanitization protocols and distribution of personal protective equipment, to provide a safe working environment. The Company enhanced its operations to make it safer and easier for team members to come to work including adding training to ensure compliance with applicable health and safety protocols, implementing contactless recruiting and hiring procedures, and offering voluntary on-site COVID testing and vaccination opportunities. The Company received favorable responses from team members on its safety measures as evidenced by team member survey satisfaction scores.
Human Rights
The Company’s attention to health and safety of its team members extends to the workers and communities in the supply chain. The Company believes that respect for human rights is fundamental to creating a stronger, high-performance culture and the Company’s commitment to ethical business conduct. In 2021, the Company adopted a human rights policy that is grounded in international standards and is an important expression of the Company’s values. The policy provides the framework to hold team members accountable to advance, support and respect human rights in the course of doing business. The Company is focused on screening and doing business with vendors and suppliers who conduct their business with ethical standards that are consistent with the Company’s policy, and requires that vendors and suppliers abide by the Company’s code of vendor conduct.
6 |   2022 Proxy Statement

CORPORATE GOVERNANCE
Corporate Governance at a Glance
Board Independence	■	5 of 6 directors are independent
	■	CEO is only management director
Board Composition	■
Nominating and Corporate Governance Committee leads the full board in considering Board size, qualifications, refreshment, and diversity in light of Company needs and the Company’s Board Guidelines on Corporate Governance Matters (“Corporate Governance Guidelines”)

	■	Board regularly assesses its performance through Board and committee self-evaluation
Board Committees	■	Three standing committees – Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee
	■	All committees are composed entirely of independent directors
Leadership Structure	■	Separate Non-Executive Chair of the Board and CEO
	■	Non-Executive Chair is elected annually by the independent directors on the Board
Management Succession Planning	■	Board actively monitors succession planning and receives regular updates on team member engagement and satisfaction
	■	Nominating and Corporate Governance Committee reviews CEO and senior management succession and development plans and makes recommendations to the Board
Risk Oversight	■
Board is responsible for assessing major risks facing the Company and reviewing options for risk management with the assistance of designated Board committees, which have oversight of certain key risks

	■	Board oversees management as management fulfills its responsibilities for the assessment and management of risks
Director Stock Ownership	■
Corporate Governance Guidelines set forth the Company’s stock ownership guidelines for non-employee directors, which is equal to five times the annual cash base retainer (increased from three times in May 2021)

Accountability to Stockholders	■	Non-classified board with annual election of directors
	■	Stockholders have the right to nominate directors and have their eligible nominees included in the proxy statement (also known as proxy access)
	■	Active engagement with stockholders to listen to their views on governance, compensation and ESG
Sustainability and Corporate Responsibility	■	Board monitors programs and initiatives on sustainability, environmental matters, diversity, human rights and social responsibility and engages directly with stakeholders
  2022 Proxy Statement | 7

CORPORATE GOVERNANCE
Board of Directors
The business, property, and affairs of the Company are managed under the direction of the Board. The Board is elected by stockholders to oversee management and to ensure that the long-term interests of stockholders are served. The Board is responsible for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis. The Board is advised of the Company’s business through discussions with the Chief Executive Officer and other members of management; by reviewing reports, analyses, and materials provided to them; and by participating in Board and committee meetings.
The Board has four regularly scheduled meetings during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds additional meetings when a matter requires Board action between regularly scheduled meetings. Directors are expected to attend all scheduled Board and committee meetings, as well as the annual meeting of stockholders. The Board held 6 meetings during 2021. Each director of the Company attended at least 75% of the aggregate of the meetings of the Board and the meetings of committees of the Board on which such director served. All of the then-current directors of the Company (other than one retiring director) attended the Company’s 2021 annual meeting, and the Company expects that each director nominee will attend the Annual Meeting.
The Board has only one class of directors. As a result, all directors are elected each year by the Company’s stockholders at the annual meeting. In 2021, the Company added a director resignation policy to its Corporate Governance Guidelines. Accordingly, any non-employee incumbent director nominee who does not receive the affirmative vote of the majority of shares voted in connection with his or her uncontested election is required to tender his or her resignation from the Board. This resignation is subject to review by the Nominating and Corporate Governance Committee, and determination by the Board whether to accept such resignation. Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Also in 2021, the Company amended its Corporate Governance Guidelines to include that a director may not stand for election to the Board after the director has reached the age of 72.
All of the directors of the Company were elected at the 2021 annual meeting. The Board currently has six directors, all of whom are being nominated by the Board for re-election at the Annual Meeting, See “Proposal 1: Election of Directors.”
Independence
The Board has affirmatively determined that five of the six current directors, including all members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, are “independent” within the meaning of the Company’s director independence standards as set forth in the Company’s Corporate Governance Guidelines. These standards reflect the independence standards adopted by the New York Stock Exchange (“NYSE”). The independent directors are Ben Baldanza, Esi Eggleston Bracey, Denise Clark, Enrique Ramirez, and Arik Ruchim.
None of the independent directors, their respective affiliates or members of their immediate family, directly or indirectly, receives any fee or payment from the Company or its affiliates, other than the director compensation described below. None has engaged in any transaction with the Company or its affiliates or has any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent. There is no family relationship among any of the directors or executive officers of the Company.
8 |   2022 Proxy Statement

CORPORATE GOVERNANCE

Board Composition Overview
Consistent with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee considers, among other factors, character, integrity, ethics, judgment, diversity, independence, areas of expertise relevant to the Company’s business, and other commitments when reviewing and making recommendations to the Board regarding the composition and size of the Board. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body. The Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences when making determinations regarding nominations of directors and in overseeing the annual Board and committee evaluations. The Nominating and Corporate Governance Committee, and the Board as a whole, broadly construe diversity to mean not only diversity of race, gender, and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Although candidates must be committed to serving on the Board for an extended period of time, the Board does not believe that directors should expect to be routinely re-nominated annually.
Director Retirement Age, Tenure and Board Refreshment
The Nominating and Corporate Governance Committee regularly considers director succession planning and the long-term composition of the Board, including how the members on the Board will change over time.
In 2021, the Board added a retirement policy for non-employee directors in the Company’s Corporate Governance Guidelines providing that no director will stand for election or re-election if such director has reached the age of 72. A director who turns 72 during his or her term, however, may serve out the remainder of such term. As of the Record Date, the average age of the Board nominees was approximately 55, with age diversity ranging from 41 to 65. Furthermore, it is anticipated that an independent director would not serve on the Board longer than ten years and no independent director shall serve on the Board longer than 15 years. The Nominating and Corporate Governance Committee strives to reach an appropriate balance between the deep expertise and knowledge that comes from longer-term service and the new experiences and perspectives that can be provided with additions to the Board.
As of the Record Date, the average tenure of the Board nominees was approximately 1.7 years. This average tenure is due in part to director retirements and the recent appointment of Ms. Clark in 2021. The retirement policy of the Board reflects the commitment of the directors to Board refreshment and to seek balance in the boardroom. Tenure is one factor considered by the Board. Director succession planning also impacts tenure. See “Board Leadership Structure” and “Nomination Process” for additional information.
  2022 Proxy Statement | 9

CORPORATE GOVERNANCE
Corporate Governance Documents
The following documents are available on the Company’s website at investors.sixflags.com:
■	Corporate Governance Guidelines	■	Compensation Committee Charter
■	Code of Business Conduct and Ethics	■	Audit Committee Charter
■	Code of Ethics for Senior Management	■	Nominating and Corporate Governance Committee Charter
Corporate Governance Guidelines
The Corporate Governance Guidelines address, among other things, the functions of the Board, the qualifications of directors, Board refreshment objectives and term limits, director independence, the selection process for new directors, director resignation guidelines, Board committees, compensation of the Board, the succession plan for the Chief Executive Officer and other senior executives, and stock ownership guidelines for directors and senior executives.
Code of Business Conduct and Ethics
The Company has adopted and maintains a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of the Company and its subsidiaries. The Code of Business Conduct and Ethics requires, among other things, that the directors, officers, and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules, and regulations; and otherwise act in the Company’s best interest.
Code of Ethics for Senior Management
The Company also maintains a separate Code of Ethics for Senior Management that imposes specific standards of conduct on members of senior management, including persons with financial reporting responsibilities at the Company. Each member of the Company’s senior management is required to certify annually in writing his or her compliance with the Code of Ethics for Senior Management.
The Company intends to post amendments to or waivers from the Company’s Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the Company’s Code of Ethics for Senior Management on the Company’s website at investors.sixflags.com. No waivers have been made or granted prior to the date of this Proxy Statement.
10 |   2022 Proxy Statement

CORPORATE GOVERNANCE
Board Committees
The Board has established various standing committees to assist it with the performance of its responsibilities. The following tables set forth the composition and the primary responsibilities of each committee as of March 16, 2022.
Director	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ben Baldanza♦
Selim Bassoul
Esi Eggleston Bracey
Denise M. Clark
Enrique Ramirez♦
Arik Ruchim
♦	Audit Committee Financial Expert
Chair
Member
  2022 Proxy Statement | 11

CORPORATE GOVERNANCE
Audit Committee		Met 8 times in 2021
Chair Enrique Ramirez	Members Ben Baldanza Esi Eggleston Bracey	Denise M. Clark

Primary Responsibilities
The Audit Committee has the sole authority to appoint, retain, compensate, evaluate and terminate the independent auditor of the Company. In addition, the Audit Committee assists the Board in its oversight of:
 ■ the accounting and financial reporting process including the audits of the financial statements;
 ■ the accounting and internal control policies and procedures;
 ■ the qualifications, independence, and performance of the independent registered public accounting firm, and the performance of the internal audit function and the internal auditors;
 ■ risks that may have a significant impact on the financial statements including risk assessment and risk management policies;
 ■ legal and regulatory compliance;
 ■ safety policies and procedures; and
 ■ the information technology program including network and data security.

Financial Expertise and Independence
All members of the Audit Committee are independent within the meaning of Securities and Exchange Commission (“SEC”) regulations. The Board has determined that two members of the Audit Committee are audit committee financial experts in accordance with SEC regulations and that all members of the Audit Committee have the accounting and related financial management expertise required by the NYSE for service on the committee.

Other Committee Service
The Board amended the Corporate Governance Guidelines and the Audit Committee Charter in 2021 to provide that members of the Audit Committee may not serve on the audit committee of more than three public companies, including the Company, without the consent and approval of the Board, after determination by both the Nominating and Corporate Governance Committee and the Board that such simultaneous service will not impair the director’s ability to serve effectively on the Company’s Audit Committee. None of the members of the Audit Committee currently serve on the audit committee of more than three public companies including the Company.

Report
The report of the Audit Committee is set forth on page 33 of this Proxy Statement.

12 |   2022 Proxy Statement

CORPORATE GOVERNANCE
Compensation Committee		Met 8 times in 2021
Chair Ben Baldanza	Members Esi Eggleston Bracey Enrique Ramirez	Arik Ruchim

Primary Responsibilities
The Compensation Committee’s role is to oversee the compensation of the Company’s senior management and directors. In particular, the Compensation Committee:
 ■ reviews and approves, in consultation with the CEO, the compensation of the Company’s non-CEO executive officers and senior management;
 ■ evaluates the design and effectiveness of the Company’s incentive programs and monitors risks related to such programs;
 ■ reviews and, together with the other independent directors of the Board, determines and approves the compensation of the CEO;
 ■ evaluates the performance of the CEO and other executive officers in light of corporate goals and objectives;
 ■ reviews and approves equity awards and makes recommendations to the Board relating to the other fixed and performance-based compensation, benefits, and other compensation plans of the Company;
 ■ reviews and approves annually compensation for non-employee directors, as well as stock ownership guidelines for non-employee directors;
 ■ reviews and approves employment and severance arrangements for executive officers; and
 ■ reviews and assesses the results of stockholder advisory votes on executive compensation.

Independence
The Board has determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and meets the independence requirements of the NYSE.

Compensation Consultant
The Compensation Committee has the direct responsibility for the appointment, termination, compensation, and oversight of any compensation or benefits consultants retained by the Compensation Committee with respect to executive compensation.

Report
The report of the Compensation Committee is set forth on page 50 of this Proxy Statement.

  2022 Proxy Statement | 13

CORPORATE GOVERNANCE
Nominating and Corporate Governance Committee		Met 6 times in 2021
Chair Denise M. Clark	Members Ben Baldanza Arik Ruchim

Primary Responsibilities
The Nominating and Corporate Governance Committee assists the Board in developing and implementing the Company’s corporate governance guidelines and principles, monitoring the Company’s stockholder relations and evaluating the performance of the Board and management. In particular, the Nominating and Corporate Governance Committee:
 ■ assists the Board in identifying qualified individuals to become directors of the Company;
 ■ reviews and makes recommendations regarding the overall composition of the Board and its committees;
 ■ regularly reviews the overall corporate governance of the Company and makes recommendations to the Board on corporate governance matters, including the Corporate Governance Guidelines and Code of Business Conduct and Ethics;
 ■ considers and makes recommendations to the Board concerning the independence of directors for purposes of the NYSE Listing Rules;
 ■ reviews the fairness of certain transactions as required by the Company’s policies;
 ■ oversees the implementation of a succession plan for the CEO and other senior executives;
 ■ recommends to the Board for approval and oversees management’s implementation of the Company’s Environmental, Social, and Governance (“ESG”) program, including initiatives related to diversity, equity and inclusion as well as climate-related risk; and
 ■ coordinates and oversees the annual self-evaluation process for the Board and committees.

Independence
The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the SEC and NYSE requirements.

Communications with the Board of Directors
Stockholders and other interested parties who wish to communicate with the Board may do so by writing to one or more specific directors, or to the entire Board, at the following address: Board of Directors—Stockholder Communications, c/o Six Flags Entertainment Corporation, 1000 Ballpark Way, Suite 400, Arlington, Texas 76011, Attention: Corporate Secretary. The Corporate Secretary will forward all such communications to the director(s) to whom they are addressed.
Meetings of Independent Directors
The Board schedules at least four meetings each year for the independent directors outside the presence of any member of management. The independent directors may meet in executive session at such other times as determined by the Non-Executive Chairman. The Non-Executive Chairman or, in his absence, one of the other independent directors, chairs each executive session. Each Board committee also meets regularly in executive session without management.
Board Leadership Structure
The Board is currently comprised of the following:
■	Ben Baldanza, Non-Executive Chairman;
■	Selim Bassoul, President and Chief Executive Officer; and
■	four other directors, all of whom are independent.
Choosing the right leadership for the Board is an important responsibility. The Board maintains flexibility to determine the appropriate leadership structure for the Company and whether the roles of Chair of the Board
14 |   2022 Proxy Statement

CORPORATE GOVERNANCE
and CEO should be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined, based upon the Company’s best interests at the time of selection, considering the dynamic environment in which the Company operates, and the current and future strategic and governance needs of the business.
The succession planning discussions regarding the Chair and CEO roles in November 2021 included consideration of the Board leadership structure, together with the value of separating or combining the Chair and CEO roles, and whether the Chair role should be held by an independent director following the appointment of the new CEO. The Board considered a number of factors, including the Company’s progress with respect to its key strategic initiatives, the opportunities and challenges facing the Company, the various roles and capabilities of the directors, the Company’s stockholders’ interests, and corporate governance practices generally. The Board also focused on its own dynamics and independent oversight function. The Board concluded that a separate Chair and CEO structure creates the right balance between effective independent oversight of the Company’s business and Board activities and provides the best leadership structure for the Company at this time. As such, Mr. Baldanza was appointed as Non-Executive Chairman in November 2021 and Mr. Bassoul was appointed as CEO.
The CEO is responsible for setting the Company’s strategic direction and the day-to-day leadership and performance of the business, while the Chair of the Board provides general guidance to the CEO, reviews the agenda for Board meetings, and presides over meetings of the full Board.
The Board believes that there is no single Board leadership structure that would be most effective in all circumstances. Therefore, the Board retains the authority to modify this structure to best address the Company’s and the Board’s then-current circumstances as and when appropriate.
Succession Planning
One of the primary responsibilities of the Board is to ensure that the Company has a high-performing management team. The CEO provides a regular review to the Board assessing the members of the senior management team and their potential to succeed him. In addition, the Company’s Human Resources department leads an annual comprehensive review of talent and succession planning at deeper levels of the Company, emphasizing career development of promising management talent. Pursuant to the Company’s Corporate Governance Guidelines, the Board approves and maintains a succession plan for the CEO and senior executives based upon recommendations from the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee reviews CEO and senior executive succession planning as a component of its regular agenda.
Board Oversight of Risk Management
The Company’s management is responsible for identifying, assessing, and managing the material risks facing the business. The Board oversees management’s identification, assessment and management of risks. The Board and its committees engage with management on risk as part of broad strategic and operational discussions, as well as on a risk-by-risk basis. The Board and its committees, as appropriate, regularly receive and discuss updates from the CEO, the CFO, the Vice President of Internal Audit, and other members of senior management regarding significant risks to the Company. These discussions include financial, reputational, legal, operational, strategic, environmental, and cybersecurity risks, as well as plans to address these risks. The Board or the Audit Committee, as the case may be, receives an update from the Chief Information Officer on the Company's data and network security at least two times per year. The Company believes that the Board’s leadership structure, including its Non-Executive Chair, supermajority of independent directors, and allocation of oversight responsibilities to appropriate committees, provides effective board-level risk oversight.
  2022 Proxy Statement | 15

CORPORATE GOVERNANCE
Each Board committee assists the Board in overseeing the management of the Company’s risks within the areas delegated to that committee and reports to the full Board as appropriate. In particular:
■
The Audit Committee assists the Board in its oversight of risks that have a significant impact on the Company’s financial statements; is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management; and has primary responsibility for overseeing the Company’s processes for enterprise risk management and mitigation, including risks related to cybersecurity.

■
The Compensation Committee monitors risks associated with the design and administration of the Company’s compensation programs and practices, including evaluating equity awards and establishing performance goals.

■
The Nominating and Corporate Governance Committee oversees risks related to the Company’s corporate governance, including ensuring the Board’s continued ability to provide independent oversight of management; and oversees management‘s implementation of the Company’s ESG program, including initiatives related to diversity, equity and inclusion, as well as climate-related risk.

Each standing committee has full access to management, as well as the ability to engage advisors. Accordingly, with the oversight of the Board, the Company has implemented practices and programs designed to help manage the risks to which the Company is exposed and to align risk-taking appropriately with the Company’s efforts to increase stockholder value.
Nomination Process
Role of the Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee seeks to develop and maintain an effective, well-rounded, experienced, and diverse Board that functions in an atmosphere of transparency and collaboration.
Process for Identification and Review of Director Candidates

The Company’s Corporate Governance Guidelines include qualification criteria that the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors. See “—Board Composition Overview” for a discussion of the characteristics and qualities that director candidates should possess.
After identifying qualified individuals and conducting interviews, as appropriate, the Nominating and Corporate Governance Committee recommends selected individuals to the Board. The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates whether they are recommended by the Company or by one of the Company’s stockholders.
16 |   2022 Proxy Statement

CORPORATE GOVERNANCE
The Nominating and Corporate Governance Committee may retain a search firm to help identify qualified director candidates. In 2021 and 2022, the Company engaged search firms to assist with recruitment of new director candidates. The search firms provide director candidates and work with the Nominating and Corporate Governance Committee to contact prospects to assess interest and availability. The search firms also contact references for the candidates. A background check is completed before any candidate is approved by the Board.
Stockholder Recommendations and Nominations—Suggestions for director candidates nominated by a stockholder
Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by sending the name and supporting information in accordance with Rule 14a-8 of the Exchange Act and the information set forth in the Company’s Amended and Restated Bylaws (“Bylaws”) to the Corporate Secretary, c/o Six Flags Entertainment Corporation, 1000 Ballpark Way, Suite 400, Arlington, Texas 76011.
Stockholder Recommendations and Nominations—Director candidates nominated by a stockholder
The Company’s Bylaws permit a stockholder to nominate directors for election at an annual meeting. A nominating stockholder is required to provide written notice of that stockholder’s intent to make the nomination to the Corporate Secretary of the Company not less than 90 days nor earlier than 120 days before the first anniversary of the Company’s previous annual meeting. To be considered timely for the 2023 annual meeting, notice of the nomination must be received by the Corporate Secretary of the Company on or after January 11, 2023, and on or before February 10, 2023. A nominating stockholder must provide the information required by the Company’s Bylaws and each nominee must meet the qualifications required by the Company’s Bylaws.
Stockholder Recommendations and Nominations—Proxy access candidates
In response to a stockholder proposal, the Board amended the Company’s Bylaws in February 2018 to implement proxy access. As amended, the Company’s Bylaws permit a stockholder or group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two directors or 20% of the Board, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s Bylaws. A nominating stockholder is required to provide written notice of that stockholder’s intent to make the nomination to the Corporate Secretary of the Company not less than 120 days nor earlier than 150 days before the first anniversary of the date that the Company sent its proxy statement for the prior year’s annual meeting of stockholders. In order to be considered timely for the 2023 annual meeting, notice of the nomination must be received by the Corporate Secretary of the Company on or after October 30, 2022, and on or before November 29, 2022.
Stockholder Cooperation Agreement
The Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with H Partners Management, LLC and certain of its affiliates (collectively, “H Partners”), dated as of January 30, 2020, regarding the membership and composition of the Board and related matters. Pursuant to the Cooperation Agreement, the Company appointed Mr. Ruchim to the Board as a director, and Mr. Ruchim was appointed to the Nominating and Corporate Governance Committee and the Compensation Committee.
The Company also committed to (i) appointing three additional independent directors (each, a “New Independent Appointee”) to the Board within a reasonable timeframe and (ii) ensuring that one director serving on the Board as of January 31, 2020, resigns from the Board on or before the appointment of the third New Independent Appointee. H Partners was permitted to present to the Board a list of up to eight candidates (each, an “Additional Nominee”) who were not affiliates or representatives of H Partners for consideration for appointment to the Board as a New Independent Appointee, and the Board agreed to consider at least one Additional Nominee in good faith alongside any other qualified candidates identified by
  2022 Proxy Statement | 17

CORPORATE GOVERNANCE
the Nominating and Corporate Governance Committee as a part of its standard processes for considering new director candidates. In accordance with the Cooperation Agreement, Messrs. Baldanza and Bassoul were Additional Nominees considered by the Board and appointed as directors on February 24, 2020.
During the period ending 10 days after Mr. Ruchim (or any replacement) is no longer serving on the Board (the “Cooperation Period”), H Partners has agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) of 14.9% or more of the Company’s outstanding shares, (ii) nominate or recommend for nomination any person for election to the Board, (iii) submit any proposal for consideration at, or bring any other business before, any stockholder meeting, or (iv) solicit any proxy, consent, or other authority to vote of stockholders or conduct any other referendum (including any “withhold,” “vote no,” or similar campaign) with respect to, or from the holders of, the Company’s shares.
At any stockholder meeting during the Cooperation Period, H Partners has also agreed to vote its shares of the Company’s common stock (i) in favor of the slate of directors recommended by the Board, (ii) against the election of any nominee for director not approved, recommended, and nominated by the Board for election, and (iii) in accordance with the Board’s recommendation with respect to any other matter or proposal presented at any such meeting, subject to certain exceptions relating to business combination transactions.
The foregoing is a summary of the Cooperation Agreement and the complete Cooperation Agreement is available as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 31, 2020.
Stockholder Engagement
The Company’s relationship with its stockholders is an important part of the Company’s success, and the Company seeks to engage meaningfully with its stockholders to obtain their perspectives. The Company’s management team believes that this approach to engaging openly with the Company’s stockholders drives increased corporate accountability, improves decision making, and ultimately creates long-term value. The Company is committed to:
■	Accountability: Driving and supporting strong corporate governance and Board practices to ensure oversight, accountability, and good decision making.
■
Transparency: Maintaining high levels of transparency on a range of financial, executive compensation, and governance issues to build trust, and sustaining two-way dialogue that supports the Company’s business success.

■	Engagement: Proactively engaging with stockholders in conversations on a variety of topics to identify emerging trends and issues to inform the Company’s thinking and approach.
The Company holds meetings during the course of each year with many of its stockholders through in-person and teleconference meetings to better understand stockholders’ key concerns. Through these activities, management discusses and receives input, provides additional information, and addresses questions about the Company’s business strategy, executive compensation programs, corporate governance, and other topics of interest to the Company’s stockholders. These engagement efforts allow the Company to better understand stockholders’ priorities and perspectives, and provide the Company with useful input concerning its compensation and corporate governance practices. For example, stockholder feedback influenced the Company’s implementation of proxy access and the specific terms adopted through an amendment to the Company’s Bylaws in 2018. See also “—Stockholder Cooperation Agreement” for a discussion of additional stockholder engagement activity.
As part of the Company’s stockholder engagement program in 2021, management discussed the Company’s compensation practices, corporate governance and ESG program with the Company’s largest institutional investors. In direct response to feedback from stockholders, the Company took several actions as described under “Compensation Discussion and Analysis—Annual Say-on-Pay Vote and Stockholder Engagement.”
18 |   2022 Proxy Statement

CORPORATE GOVERNANCE
Hedging Policy
The Company’s Securities Trading Policy applies to all directors, officers, and employees of the Company. The policy includes the following restrictions with respect to Company securities:
■	A prohibition against “short sales” (i.e., the sale of securities that are not owned) and “selling short against the box” (i.e., a sale with a delayed delivery).
■	A prohibition against engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities.
■	A guideline that standing orders should be used for only a very brief period of time.
■	A prohibition against holding Company securities in a margin account or pledging Company securities as collateral for loans.
■
A prohibition against hedging or monetization transactions such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, and other derivative instruments, or through the establishment of a short position in Company securities.

Director Education
Director education about the Company and its industry is an ongoing process, which begins when a director joins the Board. New directors are provided with an orientation about the Company, including financial, operational, and governance information. In addition, directors receive Board and committee presentations, and regular communications from senior executives, to keep them appropriately apprised of key developments in the Company’s business and industry, as well as developments in corporate governance, so they can carry out their oversight responsibilities.
Environmental, Social, and Governance Initiatives
The Company endeavors to integrate environmental, social, and governance practices that create sustainable economic value to its team members, stockholders, surrounding communities, and other stakeholders. The Company believes that environmental and community stewardship is an integral component of delivering excellence, driving strategic innovation, and growing long-term stockholder value. The Company believes that its impact on the environment, how it manages its relationships with team members, suppliers, customers and the communities in which it operates, and the accountability of its leadership to the Company’s stockholders are all critically important to the business. The Company is committed to fostering a culture that drives meaningful growth, is agile and enables empowerment across every position in the organization.
In 2021, the Company amended the Nominating and Corporate Governance Committee’s charter to include among its responsibilities oversight of activities, initiatives, and policies regarding ESG matters. The Nominating and Corporate Governance Committee reviews and recommends to the Board ESG policies developed by management, including policies related to diversity, equity and inclusion, and climate-related risk. Once adopted, the Nominating and Corporate Governance Committee monitors the Company’s compliance and reviews annually such policies with management and will make recommendations for updates as appropriate. The Company strives to expand and communicate its sustainability and ESG-related initiatives and commitments in meaningful ways, and to improve the level of engagement across its various stakeholders.
The Company is working to create a more sustainable and efficient company and has prioritized its ESG efforts around the following framework:
  2022 Proxy Statement | 19

CORPORATE GOVERNANCE

Company Culture, Team Member Engagement, and Benefits
Attracting, developing, and retaining the best people is crucial to all aspects of the Company’s business and long-term success, and is central to the Company’s mission, vision, and values. The Company is focused on attracting, developing, and retaining best-in-class diverse teams, and continuing to build an inclusive culture that inspires leadership, encourages innovative thinking, empowers expeditious decision-making, and ties to the Company’s values. These guiding principles have been more important than ever in light of the unique challenges of operating during the pandemic.
The Company offers, among other things, competitive and balanced compensation programs to its full-time team members that include well-rounded healthcare; prescription drug and disability insurance benefits; participation in a 401(k) plan, with a matching contribution by the Company; an employee assistance plan that provides professional support; and access to special programs and certain resources for team members experiencing personal, work, financial, or family-related issues. A unique Company perquisite offers full-time team members complimentary passes, including for their dependents, which provides free admission to any of the Company’s parks, preferred parking and discounts on in-park products.
The Company seeks to continuously elevate learning, development, and overall team member engagement through a variety of different programs, opportunities, and resources. The Company has enhanced its talent development program by providing team members access to virtual classrooms and online courses on topics including safety, Office 365, harassment, discrimination, business ethics, anti-corruption, and privacy and security. The Company also conducts capabilities assessments to address the individual development needs of the Company’s internal talent pool. This evolving catalog of internal resources allows the Company to evaluate training needs as well as focus recruiting efforts on addressing any identified gaps in skills, diversity, and critical experiences. In addition, information the Company collects from guest satisfaction surveys, team member satisfaction surveys, and annual performance reviews helps the Company determine whether additional trainings or training redesigns are needed to ensure that its training program furthers the Company’s strategic priorities.
The Company understands that continuous engagement with its team members is vital to driving successful, meaningful outcomes. Senior management conducts regular “town-hall” style meetings with team members to address topics such as business operations, strategy, market conditions, and question-and-answer sessions, to foster an environment and corporate culture of transparency and collaboration. Management also provides regular written communication of Company events and conducts ongoing team member satisfaction surveys that provide actionable feedback from team members to management. The survey responses are anonymous, measure team member satisfaction, and solicit honest feedback. Management from both corporate and the parks meet routinely to review the survey results and develop action plans in response to the team member feedback.
Performance reviews are conducted at least annually for all full-time team members, during which team members and managers address goals, developmental opportunities, strengths, and weaknesses. These reviews facilitate both strong and productive conversations across the organization and an open feedback culture.
20 |   2022 Proxy Statement

CORPORATE GOVERNANCE
Diversity, Equity, and Inclusion
The Company understands that enhancing its financial strength and improving the guest’s experience requires a diverse and inclusive workforce.
The Company is committed to creating an inclusive environment that fully embraces the diversity of its team members and guests, regardless of race, ethnicity, gender, age, disability, cultural background, sexual orientation, or religious beliefs. We maintain a Diversity and Inclusion Council that provides feedback on a wide variety of diversity and inclusion related issues. In that regard, the Company is focused on the following:

In support of developing an empowered and diverse team, during 2021, the Company has done the following:
■	Developed a more transparent hiring and promotion process, focused on providing opportunities to diverse candidates;
■	Provided a half-day diversity and inclusion training session for the Company’s senior leaders at both corporate and the parks;
■	Conducted more in-depth training for senior leaders on integrating diversity and inclusion into business practices; and
■	Held focused group coaching sessions for smaller groups of leaders to explore beliefs and blind spots as part of a diverse and inclusive organization.
The Company is committed to equal pay for equal work. The Company recently conducted a salary and wage analysis that confirmed no significant statistical disparity by race/ethnicity or gender. In addition, based on recent team member census data, a higher percentage of the Company’s full-time female workforce holds management positions than their male counterparts.
Health, Safety and Security of Guests and Team Members
The safety and security of the Company’s guests and team members is the Company’s highest priority. Team members are the Company’s most valued asset, and the Company is committed to the health and safety of its team members and their families. To support the Company’s team members during the height of the pandemic, the Company expanded remote work opportunities where possible and implemented extensive
  2022 Proxy Statement | 21

CORPORATE GOVERNANCE
health and safety measures, such as enhanced sanitization protocols and distribution of personal protective equipment, to provide a safe working environment for its team members. The Company continues to monitor guidance from federal and local health authorities in evaluating the need for continued COVID-19 health and safety protocols with regard to ongoing operations.
It is the shared responsibility of every team member to actively participate in creating a safe and secure environment and to minimize injuries. The hallmarks of the Company’s safety and security programs are:
■	Resources and education to ensure safe and secure operating environments at the parks, as well as to improve overall workplace safety and health;
■	A highly trained workforce that proactively assesses risks, strives to eliminate unsafe conditions, and integrates learning from incidents to prevent future occurrences; and
■	Dedicated leadership, accountability, and team member empowerment.
The Company uses a robust risk management software tool when conducting audits, for Occupational Health and Safety (OSHA) and other safety trainings, and for predictive analytics. All managers in the Company’s Safety Department are required to obtain various safety and security certifications including OSHA, Americans with Disabilities Act (ADA) Coordinator, and Certified Protection Professional (ASIS CSP).
Team members are provided with ongoing resources and education to continuously promote safe and secure operating environments at the parks. This includes compliance with OSHA standards, improving overall workplace safety and health, regular and ongoing safety training and assessments, and annual safety audits.
Philanthropy and Community Relations
The Company supports the communities in which its parks are located by partnering with charitable organizations throughout North America whose missions align with the Company’s mission to create thrilling, memorable experiences for all.
The parks assist their surrounding communities by partnering with state and local emergency response units to help coordinate relief efforts in the event of hurricanes, wildfires, and other natural disasters. In response to the COVID-19 pandemic, the Company supported vaccination efforts by donating over $12.5 million worth of single-day admissions tickets to individuals upon their first dose of the vaccine. In addition, the Company assisted state and local efforts by enabling park locations to serve as testing and vaccination sites and by donating food and critically needed personal protective equipment supplies. The Company also supported local schools by donating masks to teachers and students.
The Company encourages team member volunteerism at all of its locations through organized activities. For example, most of the Company’s full-time team members spend at least an entire day each year volunteering on projects in their local communities to help others. From helping to build homes to organizing food pantries and creating reading rooms, the Company supports local charitable organizations and educational efforts year-round.
The Company is passionate about the communities surrounding its parks, and the Company’s team members enjoy working together for the greater good. The Company supports the local communities by:
■	Promoting science and math and hands-on learning for students at in-park science, technology, and engineering programs;
■	Sponsoring and coordinating donations of toys, books, and food through the parks;
■	Honoring the service of U.S. military personnel and their families by offering complimentary and/or discounted admission to the parks; and
■	Hosting special events to support various charities whose mission focuses on improving health and quality of life, and supporting those affected by natural disasters.
22 |   2022 Proxy Statement

CORPORATE GOVERNANCE
Sustainability, Climate Change, and Supply Chain
The Company is committed to environmental sustainability and to addressing its role in climate change. The Company’s commitment to environmental stewardship is focused on energy management, water conservation, and waste reduction. The Company is enhancing its water reclamation initiatives and continues to prioritize recyclable or biodegradable products in both its operations and supply chain. The Company also continues to seek to incorporate solar power into its operations and otherwise reduce its greenhouse gas emissions. The Company has engaged third party experts to measure its carbon footprint so it can enhance its current environmental initiatives with specific waste, water and energy reduction targets and initiatives. The Company is also in the process of developing an environmental management system to monitor and evaluate the performance of its environmental programs.
In addition, the Company has implemented measures to meaningfully reduce waste at its parks including (i) installing contactless fixtures in restrooms to significantly reduce water usage and waste, (ii) using hand dryers instead of paper towels in restrooms, (iii) making recycling bins widely available for guests to recycle plastic and aluminum, (iv) eliminating disposable cup lids and straws from inventory, and (v) creating a strawless souvenir cup.
In 2021, the Company implemented a vendor code of conduct, which defines the Company’s expectations of its suppliers regarding protecting human rights in the supply chain. All suppliers are required to agree to this code of conduct in order to do business with the Company. Protecting human rights is embedded in the Company’s governance and culture.
The Company is also committed to the ethical treatment of animals through supply chain and food sourcing management. For example, in 2016, the Company announced that it would convert 100% of the eggs in its supply chain to “cage-free” varieties within ten years. The Company is ahead of schedule, having successfully converted all egg products – both whole eggs and substitutes – used in its operations to cage-free. The Company is now working diligently with its suppliers of products containing egg-based ingredients (such as pre-made mixes and pre-baked goods) to convert those ingredients to cage-free and plan to achieve 100% cage-free compliance for all egg ingredients as soon as practicable.
  2022 Proxy Statement | 23

2021 NON-EMPLOYEE DIRECTOR COMPENSATION
The Compensation Committee is responsible for recommending compensation and benefits for non-employee directors to the Board. In discharging this duty, the Compensation Committee is guided by three goals: (i) compensation should fairly pay directors for work required in a company of size and scope similar to the Company; (ii) compensation should align directors’ interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. Annual compensation for non-employee directors for 2021 was comprised of cash compensation (which could be deferred into stock units) and equity compensation in the form of restricted stock awards.
Description of Non-Employee Director Compensation
At least annually, the Compensation Committee reviews the non-employee director compensation program. In 2021, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) to provide advice in connection with ongoing compensation matters related to the Company. FW Cook provided the Compensation Committee with an analysis of the competitiveness of the Company’s non-employee director compensation program based on the Company’s peer group and general industry data. The Compensation Committee considered the market data, the amount and timing of past increases to the non-employee directors’ compensation, and the mix of cash and equity compensation in evaluating non-employee director compensation.
Cash and Equity Compensation
The following table sets forth the annual compensation for non-employee directors as of December 31, 2021. Cash compensation is typically paid in equal quarterly installments following the end of each quarter.
	Compensation Type	Amount
Annual Equity Retainer	Base retainer	$160,000
Restricted stock that vests one year from grant date; value determined by dividing the base retainer amount by the closing stock price on grant date	Additional retainer amount for service as non-executive chair	$120,000
Annual Cash Retainer	Base retainer	$80,000
	Additional retainer amount for chair of Audit Committee	$30,000
	Additional retainer amount for chair of Compensation Committee	$25,000
	Additional retainer amount for chair of Nominating and Corporate Governance Committee	$15,000
	Additional retainer amount for member of Audit Committee (other than chair)	$15,000
	Additional retainer amount for each member of Compensation Committee and Nominating and Corporate Governance Committee (other than chairs)	$10,000
24 |   2022 Proxy Statement

2021 NON-EMPLOYEE DIRECTOR COMPENSATION
Effective as of May 5, 2021, the Board approved an increase in (i) the non-executive chair equity retainer from $100,000 to $120,000, (ii) the annual cash base retainer from $70,000 to $80,000, (iii) the annual cash retainer for the Audit Committee Chair from $25,000 to $30,000, (iv) the annual cash retainer for a member of the Audit Committee from $12,500 to $15,000, and (v) the annual cash retainer for a member of the Nominating and Corporate Governance Committee from $7,500 to $10,000.
In February 2021, the Board determined that the most effective means for oversight of the Company’s risks was to maintain the responsibility with the Audit Committee, and the Risk Oversight Committee was eliminated. From January 2021 through February 2021, $2,278 was paid to the chair, and $1,139 to each member, of the Risk Oversight Committee.
Cash Retainer Deferral Program
The Company maintains a director cash retainer deferral program under the Company’s Long-Term Incentive Plan. This program allows members of the Board to elect to receive stock units under the Long-Term Incentive Plan in lieu of the cash compensation for such member’s services as a director. Each deferred stock unit accumulates dividend equivalents, if and when dividends are declared and paid on the Company’s common stock, that are converted to additional deferred stock units annually as applicable. The conversion of stock units into shares and the distribution of such shares under this program occurs on the first business day following the thirtieth day after a director’s service as a director terminates.
Stock Ownership Guidelines
To further the Company’s objective of aligning the interests of directors with those of the Company’s stockholders, the Board has adopted stock ownership guidelines for non-employee directors. In May 2021, the director stock ownership requirements increased from three times to five times the annual cash base retainer. Each non-employee director should seek to achieve this level of ownership within five years of the date the person first becomes a director for newly appointed or elected directors. For purposes of the guidelines, the annual cash base retainer does not include any additional cash compensation paid for serving as a member or chair of any committee of the Board. All of the current directors are in compliance, or on target to achieve compliance, with the Company’s stock ownership guidelines.
  2022 Proxy Statement | 25

2021 NON-EMPLOYEE DIRECTOR COMPENSATION
2021 Non-Employee Director Compensation
Employee directors do not receive any compensation in connection with their director service. During 2021, Messrs. Bassoul and Spanos were the only employee directors, and their compensation is set forth in the 2021 Summary Compensation Table. The following table sets forth compensation paid to or earned by each non-employee director for 2021:
Director(1)	Fees Earned or Paid in Cash($)(2)(3)	Stock Awards($)(4)(5)	Total($)
Ben Baldanza	123,576	159,998	283,574
Esi Eggleston Bracey	100,508	159,998	260,506
Kurt M. Cellar(6)	35,000	—	35,000
Denise M. Clark	71,250	159,998	231,248
Nancy A. Krejsa(6)	28,111	—	28,111
Enrique Ramirez	113,576	159,998	273,574
Richard W. Roedel(6)	32,477	—	32,477
Arik Ruchim(7)	—	—	—
(1)
Mr. Bassoul was the Non-Executive Chairman of the Company from January 1, 2021 to November 14, 2021, at which time he was appointed President & CEO of the Company. While Mr. Bassoul was Non-Executive Chairman, he earned (a) $104,975 in fees for service as a director on the Board (including as a member of the Audit Committee and Chair of the Nominating and Corporate Governance Committee), which was given to Mr. Bassoul in the form of stock (2,421 shares) pursuant to his deferral election under the director cash retainer deferral program, and (b) restricted stock awards, valued at $279,976, which were granted as compensation for his service as a director on the Board and as Non-Executive Chairman. See “Executive Compensation–2021 Grants of Plan-Based Awards” and “Executive Compensation–2021 Outstanding Equity Awards at Fiscal Year-End Awards” for additional information on Mr. Bassoul’s equity compensation.

(2)	The following table sets forth the components of annual cash compensation earned by each non-employee director in 2021:
		Committees
Director	Retainer($)	Audit Committee Chair / Member($)	Compensation Committee Chair / Member($)	Nominating Corporate Governance Chair / Member($)	Risk Oversight Committee Chair / Member($)	Total Cash Amount($)
Ben Baldanza	76,664	12,745	24,988	9,179	—	123,576
Esi Eggleston Bracey	76,660	12,705	10,016	—	1,127	100,508
Kurt M. Cellar	23,333	8,333	3,333	—	—	34,999
Denise M. Clark	53,333	10,000	—	7,917	—	71,250
Nancy A. Krejsa	23,333	—	—	2,500	2,278	28,111
Enrique Ramirez	76,667	26,910	8,861	—	1,139	113,577
Richard W. Roedel	23,328	4,163	—	4,986	—	32,477
Arik Ruchim	—	—	—	—	—	—

During the transition periods from February 10, 2021 to May 5, 2021, and from November 14, 2021 to January 2, 2022, both the outgoing and incoming Chairs of the Board, the Audit Committee and the Nominating and Corporate Governance Committee, as applicable, received compensation. The Risk Oversight Committee was eliminated in February 2021.
(3)
Non-employee directors may defer all or a portion of their cash retainers in the form of stock units under the Long-Term Incentive Plan pursuant to the Company’s director cash retainer deferral program. The amount for Messrs. Baldanza and Roedel, and Ms. Bracey includes $61,788, $32,477, and $100,508, the value of their

26 |   2022 Proxy Statement

2021 NON-EMPLOYEE DIRECTOR COMPENSATION
respective deferral under the director cash retainer deferral program, resulting in a grant of 1,425, 749, and 2,318 deferred stock units, respectively. See “—Description of Non-Employee Director Compensation” for a discussion of the Company’s director cash retainer deferral program.
(4)
The dollar value represents the aggregate grant date fair value computed in accordance with stock-based accounting rules (Financial Standards Accounting Board ASC Topic 718) of the restricted stock awards granted to directors in 2021. Dividends, if any, on unvested restricted stock accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock are delivered. The assumptions used in the calculation of these amounts are discussed in Note 10 to the Company’s consolidated financial statements included in the annual report on Form 10-K for the fiscal year ended January 2, 2022 (the “Form 10-K”).

(5)
As of January 2, 2022, Messrs. Baldanza and Ramirez, and Ms. Bracey and Ms. Clark, each had outstanding 3,690 shares of restricted stock, which vest on May 5, 2022. The grant date fair value of such awards is reflected in the 2021 Non-Employee Director Compensation Table. There are no outstanding stock option awards for any director.

(6)	Messrs. Cellar and Roedel, and Ms. Krejsa resigned as directors effective May 5, 2021.
(7)
Mr. Ruchim previously advised the Board that he did not wish to receive any director fees because his interests are already highly aligned with stockholders due to his position with H Partners, LP, a significant stockholder of the Company.

  2022 Proxy Statement | 27

PROPOSAL 1:
ELECTION OF DIRECTORS
The Board has nominated and recommends for election as directors the six nominees named in this Proxy Statement to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. There are no vacancies on the Board. The Company has engaged a search firm with the goal to add at least one additional director to the Board in 2022. The Nominating and Corporate Governance Committee is overseeing the search and is prioritizing diversity in its selection process.
Each nominee has consented to be named as a nominee and to serve if elected. Should any of the nominees become unable to serve as a director (which the Board does not expect), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.
Name	Age as of March 1, 2022	Position with the Company
Ben Baldanza	60	Non-Executive Chairman of the Board
Selim Bassoul	65	Director, President, and Chief Executive Officer
Esi Eggleston Bracey	51	Director
Denise M. Clark	64	Director
Enrique Ramirez	50	Director
Arik Ruchim	41	Director
As discussed under “Corporate Governance—Board Composition Overview,” in evaluating director nominees, the Nominating and Corporate Governance Committee considers a variety of factors. The nominees have a wide range of qualifications, skills, and experiences that align with the Company’s long-term business strategy. The following table summarizes the key qualifications and skills of each director nominee that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography describes these qualifications and relevant experience in more detail.
28 |   2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Summary of Director Qualifications and Experience	Ben Baldanza	Selim Bassoul	Esi Eggleston Bracey	Denise M. Clark	Enrique Ramirez	Arik Ruchim
Executive Leadership – Chief Executive Officer or other senior executive officer of a large enterprise demonstrating a practical understanding of strategy, risk management, developing talent, and how large organizations operate	●	●	●	●	●	●
Consumer Insights/Marketing – Experience developing strategies to grow sales and market share and to enhance customer satisfaction and brand reputation, including online and other digital media and platforms	●	●	●	●	●	
Strategic Management – Experience in allocation of capital and designing and implementing new initiatives to grow a business and create shareholder value	●	●	●	●	●	●
Technology/E-commerce – Background working in technology, security, or e-commerce, resulting in ability to anticipate technology trends and enhance the Company's operations, efficiency, and innovation				●	●	
Data Protection/Cybersecurity – Experience in and an understanding of how to protect customer and other sensitive business information, a topic of the utmost importance to ensure confidence in the Company, especially as it grows its technolog				●		
Finance/Accounting – Experience in and an understanding of financial reporting and accounting processes, resulting in proficiency in financial management and reporting, capital allocation, and internal controls	●	●	●	●	●	●
Leisure/Food & Beverage – Experience leading an enterprise in the leisure or food & beverage industry, valuable in understanding consumer trends, and enhancing operations and guest satisfaction	●	●			●	
Supply Chain – Expertise in the management of relationships with suppliers and customers to achieve efficient operations and build partnerships to support growth	●	●	●		●	
Human Capital Management – Experience in organizational management and talent development provides key insights into developing and investing in our full-time and seasonal workforce	●	●	●	●	●	●
International Business – Experience in business outside the U.S., either through managing international business operations or living and working in another country, useful in providing insight and perspective to grow the business outside the U.S.	●	●	●	●	●	
Corporate Governance – Experience in the corporate governance of an enterprise, supporting the Company's goals of strong oversight and greater transparency and accountability	●	●		●		●
Public Company – Serving as a director of other public company boards, helping ensure the Board understands its responsibilities and enhancing the Board's effectiveness	●	●	●	●		●
Gender	M	M	F	F	M	M
Age	60	65	51	64	50	41
SIX Board Tenure	2	2	1.5	1	1.5	2
Race/Ethnicity						
Black			●			
White/Caucasian	●	●		●		●
Hispanic/Latino					●

  2022 Proxy Statement | 29

PROPOSAL 1: ELECTION OF DIRECTORS
Ben Baldanza
Non-Executive Chairman Director since: February 2020 Age: 60
Mr. Baldanza is Chief Executive Officer of Diemacher LLC, an advisory firm helping businesses restructure, raise revenues, and reduce costs. From 2006 to 2016, Mr. Baldanza served as the President and Chief Executive Officer, and as a director, of Spirit Airlines, Inc., a commercial passenger airline. Prior to joining Spirit Airlines, Inc., Mr. Baldanza held positions in finance, marketing, and operations at various airlines. He currently serves as a director and Chairman of the Audit Committee of JetBlue Airways Corporation. He is also an operating partner with Sterling Investment Partners, a private equity firm, and an Adjunct Professor of Economics at George Mason University. He holds a B.A. from Syracuse University and an M.A. in Public Administration from Princeton University. Mr. Baldanza brings to the Board extensive financial, commercial, and operational experience with expertise in strategic planning, financial planning, budgeting, revenue management, productivity, human resources, and labor relations.

Selim Bassoul
Director, President, and Chief Executive Officer Director since: February 2020 Age: 65
Mr. Bassoul became President and Chief Executive Officer of the Company in November 2021 and was the Chairman of the Board from February 2021 to November 2021. Mr. Bassoul served as President and Chief Executive Officer, and Chairman of The Middleby Corporation, a manufacturer of food service and processing equipment, from 2001 to 2019. Mr. Bassoul previously served on the boards of 1847 Goedeker Corporation, Confluence Outdoor, Piper Aircraft, Inc., and Scientific Protein Laboratories LLC. Mr. Bassoul currently serves as a director and non-executive chairman of Diversey Holdings, Ltd., where he is a member of the Audit Committee and People Resources Committee. He holds a B.A. in Business Administration from the American University of Beirut, and an M.B.A. in Finance and Marketing from the Kellogg School of Management at Northwestern University. Mr. Bassoul’s proven leadership as Chairman, President and Chief Executive Officer of The Middleby Corporation, his operational expertise in multiple geographies, and strong focus on customer experience, culinary and food service, and global expansion, make him especially qualified to serve as a member of the Board and guide the Company strategically.

Esi Eggleston Bracey
Director since: August 2020 Age: 51
Ms. Bracey has served as Executive Vice President and Chief Operating Officer of North America Beauty and Personal Care at Unilever PLC, a multinational consumer goods company, since January 2018. Ms. Bracey was appointed as President Designee of Consumer Beauty at Coty Inc., a global beauty company, in November 2015, and served as President from October 2016 until March 2017. She previously served as Senior Vice President of Global Cosmetics at The Procter & Gamble Company, a worldwide consumer goods company, from August 2009 to October 2016. Ms. Bracey serves as a director of Williams-Sonoma, Inc., where she is a member of the Audit and Finance Committee. Ms. Bracey holds a B.A. in Engineering Sciences from Dartmouth College. Ms. Bracey is well qualified to serve on the Board based on her significant strategic management and marketing experience in the retail and consumer goods industry.

30 |   2022 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS
Denise M. Clark
Director since: May 2021 Age: 64
Ms. Clark served as Senior Vice President and Global Chief Information Officer for The Estée Lauder Companies Inc., a multinational manufacturer and marketer of prestige skincare, makeup, fragrance, and hair products, from November 2012 until her retirement in March 2017. Prior to that role, Ms. Clark served as Senior Vice President and Chief Information Officer for Hasbro Inc., a multinational conglomerate with toy, board game, and media assets, from October 2007 to November 2012. Ms. Clark has over 20 years of experience in the delivery of enterprise resource planning, digital platforms, and innovative business transformation initiatives, with other prior experience at three consumer goods companies: Mattel, Inc.; Warner Music Group, formerly a division of Time Warner Inc.; and Apple Inc. She currently serves as a director and Chair of the Nominating Committee of United Natural Foods, Inc., and served as a director and Chair of the Compensation Committee of Caesars Entertainment Corporation from 2018 to 2020. Prior to her business career, Ms. Clark served 13 years of active duty in the United States Navy. Ms. Clark holds a B.S. in Sociology from the University of Missouri and an M.B.A. from San Jose State University. Ms. Clark’s extensive background in consumer-facing businesses, particularly her expertise in information technology and business transformation, as well as her current and prior board experience provides valuable guidance to the Board on business strategy and corporate governance.

Enrique Ramirez Mena
Director since: August 2020 Age: 50
Mr. Ramirez Mena currently serves as Managing Director/General Manager of Pizza Hut Latin America and Iberia, a division of Yum! Brands, Inc., a global restaurant operator including KFC, Pizza Hut, and Taco Bell brands. From January 2014 to April 2020, he served as Chief Financial Officer of Pizza Hut Global. Mr. Ramirez has held roles of increasing responsibility in finance and strategic development at Pizza Hut since 2010. Originally from Mexico City, he holds a B.A. in Economics from the Instituto Tecnologico Autonomo de Mexico and an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Ramirez brings strong financial expertise to the Board and provides insight into the Company’s operations, risks, and opportunities developed through his years of experience as an executive of a global restaurant operator.

Arik Ruchim
Director since: January 2020 Age: 41
Mr. Ruchim is a Partner at H Partners, LP, an investment management firm. Prior to joining H Partners in 2008, Mr. Ruchim was at Creative Artists Agency and Cruise/Wagner Productions. Mr. Ruchim currently serves as a member of the University of Michigan’s Tri-State Leadership Council, a group dedicated to enhancing educational opportunities for undergraduate and graduate students. Mr. Ruchim previously served as a director of Tempur Sealy International, Inc., a global leader in the design, manufacture and distribution of bedding products, Remy International, Inc., a global manufacturer of automotive parts, and as a director of Dick Clark Productions, a television production company. Mr. Ruchim has a Bachelor of Business Administration with Distinction from the University of Michigan. Mr. Ruchim brings to the Board a strong business acumen and extensive investment experience, as well as a vigorous record of stockholder value creation.

  2022 Proxy Statement | 31

PROPOSAL 1: ELECTION OF DIRECTORS
Required Vote
A plurality of the votes cast is required to elect each director. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal 1.
FOR ✔	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.
32 |   2022 Proxy Statement

AUDIT COMMITTEE REPORT
The members of the Audit Committee have been appointed by the Board. The Audit Committee is governed by a written charter that is reviewed annually by the Audit Committee. The Audit Committee is comprised of four independent directors.
The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process. It does so by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company’s systems of internal controls regarding finance, disclosure, accounting, and legal compliance, and (iii) the Company’s auditing, accounting, and financial reporting processes generally.
Management is responsible for the preparation and integrity of the Company’s consolidated financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has independently met and held discussions with management and the independent registered public accounting firm.
The following is the report of the Audit Committee of the Company with respect to the Company’s audited consolidated financial statements for the fiscal year ended January 2, 2022.
To fulfill its responsibility:
■
The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.

■
The Audit Committee has discussed with KPMG LLP, the Company’s independent auditor, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

■
The Audit Committee has received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and management’s assessment of the Company’s internal controls over financial reporting for the fiscal year ended January 2, 2022 be included in the Company’s Annual Report on Form 10-K for such year for filing with the SEC.
THE AUDIT COMMITTEE
Enrique Ramirez (Chair)
Ben Baldanza
Esi Eggleston Bracey
Denise Clark
  2022 Proxy Statement | 33

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis is a summary of the Company’s compensation programs, policies and objectives, and, in particular, their application to a specific group of individuals in their roles at the Company in 2021 that we refer to as the named executive officers (“NEOs”).
2021 Named Executive Officers
Selim Bassoul	President & Chief Executive Officer (“CEO”)
Sandeep Reddy	Executive Vice President (“EVP”) & Chief Financial Officer (“CFO”)
Laura W. Doerre	Former EVP, General Counsel (“GC”) & Chief Administrative Officer (“CAO”)
Michael Spanos	Former President and CEO
Executive Summary
Executive Compensation Pay Practices
The Company strives to align its executive compensation program with the interests of the Company and its stakeholders by focusing the executive compensation program on incentive compensation that emphasizes “pay-for-performance,” and rewarding the executives for performance against pre-established financial and strategic goals. Rewarding improvement in the Company’s financial and operating results and the creation of sustainable long-term stockholder value are key characteristics of the Company’s compensation philosophy. The following are notable pay practices that the Company maintains and those that it avoids:
What We Do
✔	Annual Say-on-Pay vote
✔	Annual review of peer group
✔	Stock ownership guidelines
✔	Clawback policy covering both cash and equity
✔	Double trigger for vesting on change in control
✔	No guaranteed minimum payouts
✔	Capped incentive awards
✔	Significant focus on performance-based pay
✔	Active stockholder engagement
✔	Independent compensation consultant reporting to the Compensation Committee
What We Do Not Do
✘	No hedging or pledging of Company stock
✘	No excise tax gross-ups upon change of control
✘	No repricing of stock options without stockholder approval
✘	No plans that encourage excessive risk taking
✘	No excess dilution through careful monitoring of burn rate and overhang
✘	No excessive perquisites
✘	No payment of dividends or dividend equivalents on unearned or unvested equity awards
Recent Management Changes
The Company experienced recent shifts in its executive management team as described below, including the appointment of Mr. Bassoul as CEO in November of 2021, which the Board believes will promote a dynamic performance driven culture focused on the guest experience and supportive of an innovative spirit.
■	In November 2021, the Company and Mr. Spanos entered into an agreement, pursuant to which Mr. Spanos stepped down as CEO and resigned as a member of the Board.
■
The Company appointed Mr. Bassoul as its CEO in November 2021. Mr. Bassoul previously served as the Company’s Non-Executive Chairman of the Board since February 2021. Also in November 2021, Mr. Baldanza was appointed Non-Executive Chairman of the Board.

34 |   2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
■	In December 2021, the Company eliminated the CAO role and in connection with that elimination, Ms. Doerre departed her role as GC and CAO.
■	In February 2022, Mr. Reddy notified the Company of his decision to resign as CFO effective March 27, 2022.
COVID-19 Response
The COVID-19 pandemic had, and may continue to have, a material negative impact on the Company’s business and financial performance. In March 2020, the Company was required to temporarily close its parks due to the pandemic. As of May 29, 2021, the Company had opened all of its parks, and, as of June 15, 2021, none of its parks were subject to mandated capacity constraints, with the exception of three parks outside the United States (two of which, in Mexico, had capacity restraints lifted as of October 18, 2021). Throughout the pandemic, the Company has implemented plans to mitigate the impact of the pandemic on its business and to ensure the health and safety of its team members and guests. Highlights of the Company’s response to the pandemic included:

Changes to Compensation Program Structure
The Company conducted a comprehensive review of its annual and long-term incentive programs to enhance alignment with strategic initiatives and stockholder value creation. With the appointment of a new CEO in November 2021, the Compensation Committee crafted both short-term and long-term incentives closely tied to the Company’s strategy and commitment to improving business results, Company culture and the guest experience.
Changes made in 2021:
Annual Cash Incentive
■	Incorporated a modified cash flow metric (Adjusted EBITDA less capital expenditures)
■	Eliminated revenue growth and Adjusted EBITDA metrics
■	Removed Adjusted EBITDA gate
Long-Term Equity Incentive
■
Returned to original long-term equity incentive award mix intended to commence in 2020 of 50% PSUs and 50% RSUs, rather than 100% RSUs, which had been used in 2020 as a result of the uncertainty created by the pandemic

Changes for 2022:
Given the continued uncertainties due to the pandemic in 2021, the Company was focused on liquidity and cash generation necessary to make needed investments in the business and service the Company’s fixed obligations. In order to reflect this focus in the Company’s compensation strategy, the Company adopted a modified cash flow metric as the primary component of the annual incentive plan. Even though uncertainty regarding the continuing
  2022 Proxy Statement | 35

COMPENSATION DISCUSSION AND ANALYSIS
impact of the pandemic remains, as the business has begun to normalize in 2022, the Company is focusing its growth strategy on elevating the guest experience through initiatives such as (i) improving ride efficiency and convenience, (ii) creating fun through employee friendliness, (iii) enhancing park cleanliness, (iv) delivering better quality food, (v) providing more guest amenities, and (vi) upgrading guest facing technology, including the mobile app. Since safety is inherent in guest satisfaction and guest experience, the Company removed the safety metric as a separate component of the annual incentive plan. The Board, including through its committees, will continue to monitor the Company’s safety performance through periodic updates from management. For 2022, the annual incentive plan components will be modified cash flow (80% weighting), guest satisfaction (10% weighting), and growth of food and beverage business (10% weighting). Since the performance goals in the 2022 annual incentive plan require stretch performance by the Company to levels that have not historically been achieved, the NEOs (other than the CEO) will have a maximum opportunity of 300% of target.
With the Company’s renewed focus on growth and inspiring a culture of ownership and responsibility, beginning in 2022, the Compensation Committee will implement a long-term equity incentive award mix for NEOs that places more emphasis on PSUs (weighted at 80%) than RSUs (weighted at 20%). The performance goals under the 2022 long-term incentive plan will closely align to the CEO PSU award granted in November 2021 consisting of performance goals tied to (i) Adjusted EBITDA for the 2022, 2023 and 2024 calendar years ranging from $560,000,000 to $710,000,000, (ii) employee and guest satisfaction, and (iii) other ESG achievement metrics. In an effort to align the compensation structure of the NEOs to the new CEO, a larger-than-normal PSU is being granted to NEOs (excluding the CEO) in 2022. As a result of increasing the PSU grant size for 2022, the Company does not intend to make additional PSU grants until the earlier of (x) 2025 and (y) when the Company achieves $710,000,000 in Adjusted EBITDA. To focus the Company’s management on its ESG strategy, the 2022 PSU award will include the same ESG metrics as provided in the CEO’s new hire award (described below). Finally, the maximum opportunity for the 2022 PSU is being temporarily increased (excluding the CEO) from 200% of target to 400% of target for certain team members to recognize the aspirational performance goals (further discussed below).
Executive Compensation
Executive Compensation Philosophy and Objectives
Total direct compensation for the NEOs is generally a combination of three components:

The Company takes a holistic approach to executive compensation and is mindful of the Company’s broad group of stakeholders. The primary goal of the Company’s executive compensation program is to drive long-term growth, stockholder value, and favorable outcomes for other stakeholders through the following key objectives:
Attract, Retain, and Motivate Leadership Talent	•	Establish a fair and competitive compensation program
	•	Consider comparable market data as appropriate
Align Executives’ Interests with those of Stakeholders	•	Tie a significant portion of total compensation opportunity to business and individual performance
	•	Maintain appropriate mix of fixed and performance-based compensation
	•	Avoid encouraging unnecessary and excessive risk-taking
36 |   2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Drive Company Performance through Compensation Payout	•	Motivate NEOs to make sound business decisions that improve stockholder value, and reward NEOs for meeting or exceeding Company growth and strategic objectives
	•	Tie short-term incentives closely to Company’s performance
	•	Balance short-term and long-term compensation elements to motivate and reward superior performance and execution of business strategy
Transparency and Engagement		Share information with clear and transparent disclosures
Encourage feedback through engagement with stockholders, stakeholders and employees on a regular basis to provide insight into the Company’s goals and strategy
Annual Say-on-Pay Vote and Stockholder Engagement
At the 2021 annual meeting, the Company was disappointed that the advisory say-on-pay proposal received support of only 59% of the votes. In a rapidly evolving executive compensation and corporate governance landscape, the Company places great importance on a continuous dialogue with its stockholders, and spends considerable time reflecting on feedback received. At the direction of the Compensation Committee, the Company continued its stockholder outreach initiative to better understand stockholders' key concerns with the Company's executive compensation program.
In November 2021, the Company invited 30 of its largest stockholders, representing holders of approximately 69% of the Company's outstanding common stock, to participate in discussions regarding executive compensation, corporate governance or any other topics of interest. The Chair of the Compensation Committee together with members of senior management, participated in the discussions. The Company ultimately had discussions with twelve of those stockholders, representing holders of approximately 38% of its outstanding common stock. The engagement team sought feedback on the Company’s executive compensation program, governance, ESG and any other topics of interest to the participating stockholders. The Company also shared its perspective on the various topics as well as its rationale for recent compensation decisions, especially in light of the uncertainty surrounding the pandemic. In addition to these discussions, the Company also received feedback from five other of its largest stockholders, representing holders of approximately 11% of the Company's outstanding common stock, that they fully understand and support the Company's executive compensation program and practices and that no discussion on the topic was necessary.
Following careful consideration of the stockholders’ feedback, as well as input from management and the Compensation Committee’s new independent compensation consultant, the Compensation Committee approved substantive changes to the executive compensation program for 2022 as described under “—Executive Summary—Changes to Compensation Program Structure”. The Compensation Committee will continue to consider stockholder feedback, input from its independent compensation consultant and the outcomes of future say-on-pay votes when evaluating its executive compensation programs and policies and making compensation decisions for the NEOs.
  2022 Proxy Statement | 37

COMPENSATION DISCUSSION AND ANALYSIS
Stockholder Engagement Program
■
Contacted 30 largest stockholders, representing holders of approximately 69% of outstanding common stock, to solicit feedback on executive compensation, governance, ESG and other topics of interest to them.

■	Engagement team included the Non-Executive Chairman, Chair of the Compensation Committee, former GC & CAO, and Senior Vice President, Corporate Communications and Investor Relations.
■	Held calls with stockholders representing approximately 38% of outstanding common stock.
■
Received additional feedback from 5 other of Company’s largest stockholders, representing approximately 11% of outstanding common stock, that they support the Company's executive compensation program and that no discussion was necessary.

■
Feedback received from stockholders was conveyed to the Board and relevant committees of the Board and were a key input in the decisions made with respect to the Company’s executive compensation program.

38 |   2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Stockholders Area of Concern	Actions Taken
Disclosure of incentive plan performance goals	■	Enhanced disclosures around the annual incentive and long-term equity programs
Increase performance emphasis of long-term equity awards and incentivize progress against ESG objectives	■	2021 equity awards consisted of 50% PSUs and 50% RSUs; weighting of PSUs increased to 80% for 2022 (excluding the CEO who is not receiving additional equity grants in 2022)
	■	Included ESG measures in CEO 2021 PSU award; the 2022 PSU awards for NEOs (excluding the CEO) include ESG performance goals consistent with CEO’s 2021 PSU award
Consideration of other performance conditions for the annual incentive plan	■
Incorporated a modified cash flow metric (Adjusted EBITDA less capital expenditures) instead of Adjusted EBITDA and revenue growth to further align the annual incentive with the business strategy and key performance indicators

	■	Eliminated Adjusted EBITDA gate
Alignment between pay and performance	■
Reviewed goal-setting process to ensure that performance goals strike the right balance between being achievable yet challenging, as well as motivate management to take actions that align with stockholder objectives while discouraging excessive risk-taking

	■	Aligned performance targets to the long-term strategy
Board refreshment and diversity	■	Added one new female independent director in 2021
	■	Adopted Chair rotation guidelines and mandatory retirement age for directors
Workforce management and retention given stressed labor environment	■	Offered additional cash incentives to eligible seasonal team members in order to retain their employment through the end of the summer season and the Company’s Fright Fest event in the fall
More transparent disclosures	■	Continued to enhance disclosure of structure of the incentive programs, performance goals, and how payouts are determined
As part of management’s regular interaction with the Company’s institutional stockholders, management plans to continue the dialogue on the Company’s executive compensation and ESG practices.
The Compensation Committee believes that the changes made in 2021 enhanced the executive compensation practices and helped align executive compensation with the Company’s business and strategic objectives, as well as support long-term stockholder value creation. The Company is committed to engaging with its stockholders and will continue to evaluate its approach to executive compensation and corporate governance matters. The Company welcomes input from stockholders on its compensation policies and compensation program at any time.
Administration by the Compensation Committee
The Compensation Committee is responsible for administering the compensation program for executive officers and certain other members of senior management of the Company. The Compensation Committee determines the appropriate compensation levels for the Company’s NEOs; evaluates compensation plans, policies, and programs; and reviews benefit plans. Additional responsibilities of the Compensation Committee include, but are not limited to, reviewing the Company’s executive compensation philosophy and strategy; participating in the performance evaluation process for the CEO; reviewing, and together with the other independent directors of the Board, determining CEO compensation including incentive opportunities; establishing compensation and performance goals and objectives for the Company’s senior executives; and determining whether performance objectives have been achieved. The Compensation Committee also recommends to the Board the structure of employment or consulting agreements and severance arrangements, and approves such agreements or benefits for the NEOs. The members of the Compensation Committee are not current or former employees of the Company and are not eligible to participate in any of its executive compensation programs.
  2022 Proxy Statement | 39

COMPENSATION DISCUSSION AND ANALYSIS
Management Participation
The Company’s Human Resources department is responsible for the ongoing management of the executive compensation program. The Vice President, Compensation & Benefits, and her staff, serve as the primary management liaison to the Compensation Committee and propose compensation programs and policies to the Compensation Committee at the request of the Compensation Committee and the CEO. The Compensation Committee meets with the CEO and any other senior executives as the Compensation Committee deems appropriate when it determines the performance criteria and compensation levels of senior executives. The CEO makes recommendations to the Compensation Committee regarding individual compensation, such as base salary changes and incentive compensation opportunities for senior executives other than himself. In addition, the CFO and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements.
Compensation Consultants
In connection with fulfilling its duties, the Compensation Committee recognizes the value in procuring independent, objective expertise and counsel, and has the authority to retain an independent compensation consultant to assist it in carrying out its responsibilities and duties. The Compensation Committee retained FW Cook as its independent compensation consultant for 2021 executive and director compensation decisions. The Compensation Committee assessed the independence of FW Cook pursuant to SEC and New York Stock Exchange rules. FW Cook did not perform any separate additional services for management. On the basis of its consideration of the foregoing and other relevant factors, the Compensation Committee concluded that FW Cook was independent and that there were no conflicts of interest.
Factors in Determining Executive Compensation
In making compensation decisions regarding senior executives generally, the Compensation Committee considers general market information, as well as business and industry conditions, the Company’s strategic business objectives, and the executive’s contributions, performance, and experience. The initial compensation arrangements for the NEOs were a result of arm’s-length negotiations by the Company with the executives in connection with their hire or retention and do not correspond to a specific benchmark level of pay. The compensation for the NEOs is reviewed annually by the Board, the Compensation Committee, and the CEO (for NEOs other than himself). An analysis of overall Company performance, budget targets, and achievement of individual performance goals is undertaken regarding the compensation of each executive. The Compensation Committee makes compensation determinations and adjustments when determined to be appropriate in accordance with the Company’s compensation philosophy and plans.
The Compensation Committee uses peer group data as a reference point to compare the NEOs’ pay against the peer group. The Compensation Committee also uses compensation data from the Company’s peer group as general guidance and as one of many factors that inform its judgment of appropriate compensation parameters for target compensation levels, but has not historically set executive compensation levels with reference to any particular percentile of the peer group and has not sought to match any particular element or mix of elements to that of the peer group.
40 |   2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Peer Group Review
The Compensation Committee believes that obtaining relevant market and benchmark data is important in making decisions about executive compensation. The Compensation Committee assesses the Company’s executive compensation relative to its peers. Given the unique focus of the Company’s business in the operation of regional theme parks and waterparks, the Company has few direct business competitors, which makes it difficult to create a peer group based solely on industry, revenue or market capitalization. In consultation with FW Cook, the Compensation Committee determined an appropriate peer group for purposes of compensation comparison by considering U.S. publicly traded companies with primary business activities centered around entertainment, leisure, hospitality, and gaming. For 2021, the Compensation Committee used the following peer group for purposes of its executive compensation analysis:
AMC Entertainment Holdings, Inc.	Live Nation Entertainment, Inc.
Boyd Gaming Corporation	Marriott Vacations Worldwide Corporation
Cedar Fair, L.P.	Norwegian Cruise Line Holdings Ltd.
Choice Hotels International, Inc.	Penn National Gaming, Inc.
Churchill Downs Incorporated	SeaWorld Entertainment, Inc.
Cinemark Holdings, Inc.	Texas Roadhouse, Inc.
Dave & Buster’s Entertainment, Inc.	Vail Resorts, Inc.
Hilton Grand Vacations Inc.	World Wrestling Entertainment, Inc.
For 2022, the Compensation Committee, with the assistance of FW Cook, determined that two peer companies historically used by the Company—AMC Entertainment Holdings, Inc. and Live Nation Entertainment, Inc.— should be removed because they had become less aligned with established peer group criteria than in prior years. Additionally, the Compensation Committee determined to add Wendy’s Corporation and Callaway Golf Corporation, which are closely aligned with those criteria.
The Compensation Committee believes this peer group achieves the desired level of balance in terms of revenue, market capitalization, and EBITDA, and reflects the types of companies with whom the Company competes for talent. Compared to the peer group (based on year-end 2019 financials to exclude the distortive impact of the pandemic), the Company ranks at the 34th percentile for revenues, the 46th percentile for market capitalization, and the 49th percentile for EBITDA. For executive compensation comparisons, the Compensation Committee primarily reviewed data from the most recently reported proxy statements and SEC filings of the peer group companies, as well as supplemental published compensation survey data.
Peer Group Comparison
In order to examine the competitiveness and appropriateness of the Company’s overall compensation program, the Company reviewed the total direct compensation of the NEOs (consisting of base salary, target annual incentive, and target long-term equity, excluding benefits and perquisites) during 2021 to the peer group companies. The Compensation Committee believes the analysis confirms that the executive compensation program is appropriately designed to achieve the Company’s general objectives and is aligned with the companies in the peer group.
  2022 Proxy Statement | 41

COMPENSATION DISCUSSION AND ANALYSIS
Total Direct Compensation Mix
The following charts show the relationship between the primary components of the total annual target direct compensation mix for the Company’s CEO and CFO. For the CEO, 81% of his target total compensation is ”at risk” and for the CFO, 68% is “at risk.” The charts illustrate target total compensation for 2021, as described in the Base Salary, Annual Incentives, and Long-Term Equity sections below.

*
Assumes 2022 target annual incentive amount. For 2021, Mr. Bassoul received a bonus of $469,471, which was determined in the discretion of the Board. The sign-on RSUs and the target value of the PSUs are annualized over three years.

Elements of Compensation
The individual components of the Company’s executive compensation program in 2021 included:

In setting total compensation, the Compensation Committee consistently applies its compensation philosophy to the facts and circumstances associated with each NEO through the exercise of appropriate business judgment.
Base Salary
Salaries are used to provide a fixed amount of compensation for an executive’s work. Although initially established in each NEO’s individually negotiated employment agreement, the salaries of NEOs are reviewed annually, as well as at the time of a promotion or other change in responsibilities. The Compensation
42 |   2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Committee strives to pay a base salary to attract and retain highly qualified executives to drive success based on the individual’s responsibilities, performance, and experience, internal equity, and business and industry conditions. No NEOs received salary increases during 2021. The following table shows the annual base salary rate in effect during 2021 for the NEOs:
Executive	Contractual Base Salary Rate($)
Selim Bassoul	1,550,000
Michael Spanos	1,150,000
Sandeep Reddy	650,000
Laura W. Doerre	650,000
Annual Incentives
Each year, the Compensation Committee sets the performance criteria for the annual incentive program in light of the Company’s growth strategy, major initiatives, and current and projected operations and objectives. The Company’s annual incentive plan has historically closely linked pay and performance by providing all eligible full-time employees, including the NEOs, an incentive compensation opportunity based on the Company achieving key business plan goals. The annual incentive program is designed to motivate senior management to achieve challenging short-term performance goals that are important to the Company’s long-term growth.
In light of the impact that the COVID-19 pandemic had on the Company’s business, as well as feedback the Company received from stockholders, the Company updated the annual incentive program design in 2021 to emphasize Modified Cash Flow as a key metric while maintaining the guest satisfaction and safety metrics. The Company sought to refresh its annual incentive plan to drive financial performance and stockholder value, boost employee morale, and retain and attract talent. The Company was focused on establishing balanced performance metrics to promote disciplined progress towards the Company’s long-term goals. The Company believed successful performance against these metrics promotes the creation of long-term stockholder value. More weight was given to Modified Cash Flow given the Company’s strong focus on liquidity during the ongoing pandemic. For 2021, the Compensation Committee established target levels of achievement for the three performance goals set forth below:
Performance Goal	Weight	Target Goal	Percent of Weighted Metric Earned	Bonus Attainment (% of Target Opportunity)
Modified Cash Flow	75.0%	$190 million	200%	150%
Guest Satisfaction	12.5%	2021 guest satisfaction score is higher than a specified target	0%	0%
Safety	12.5%	2021 safety score is higher than a specified target	0%	0%
Total	100%			150%
“Modified Cash Flow” is defined as Adjusted EBITDA minus capital expenditures. “Adjusted EBITDA” is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned by the Company. “Modified EBITDA” is defined as the Company’s consolidated income (loss) from continuing operations excluding the following: the cumulative effect of changes in accounting principles; discontinued operations gains or losses; income tax expense or benefit; restructure costs or recoveries; reorganization items (net); other income or expense; gain or loss on early extinguishment of debt; equity in income or loss of investees; interest expense (net); gain or loss on disposal of assets; gain or loss on the sale of investees; amortization; depreciation; stock-based compensation; and fresh start accounting valuation adjustments.
No NEO may earn more than 200% of his or her target annual incentive. The actual annual incentive paid will be between 0 and 200% of the target opportunity, based upon achievement of the three performance goals.
  2022 Proxy Statement | 43

COMPENSATION DISCUSSION AND ANALYSIS
The annual incentive plan provided for threshold, target and maximum opportunities for each performance goal. Attainment of the weighted target goal was determined separately for each of the three performance goals. For the Modified Cash Flow metric, the threshold, target and maximum opportunities were $140 million, $190 million, and $310 million, respectively. With attainment of $376 million of Modified Cash Flow against a target of $190 million, the NEOs (other than Mr. Bassoul) earned above-target payouts equal to 150% of their target annual incentive for 2021. The Company did not achieve threshold for either of the other two performance goals, which were adversely impacted by the pandemic and tight labor market.
In February 2022, the Compensation Committee approved the following annual incentive awards for the NEOs (other than Mr. Bassoul) pursuant to the criteria of the annual incentive plan as described above, which were paid upon completion of the Company's audit for 2021. The amounts paid pursuant to the annual incentive plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table because such amounts were paid pursuant to the pre-established criteria under the annual incentive plan. Pursuant to the terms of his employment agreement, with respect to 2021, Mr. Bassoul was eligible to receive an annual incentive award to be determined in the discretion of the Board. The Board awarded an annual incentive to Mr. Bassoul in the amount of $469,471. This represents a prorated bonus in recognition of Mr. Bassoul’s immediate impact in 2021 and reflects the same payout factor (as a percentage of target) provided to all other NEOs.
Executive	Target Annual Incentive	Target Annual Incentive($)	Actual Annual Incentive($)
Michael Spanos	150% of base salary	1,725,000	2,249,688
Sandeep Reddy	90% of base salary	585,000	877,500
Laura W. Doerre	90% of base salary	585,000	877,500
Long-Term Equity
While annual cash incentives are intended to reward the achievement of short-term financial goals, the executive compensation program emphasizes and rewards results over the long term through equity incentives that have a substantial performance-based component and multi-year vesting schedules. The Company’s long-term equity awards are tied to the Company’s performance and the value of its common stock over multiple years. The Company believes that the characteristics of equity-based compensation, particularly the extended vesting periods, and the direct correlation between realized value to executives and stock price, are closely aligned with maximizing stockholder value, supporting the Company’s long-term growth strategies, and aligning compensation with risk outcomes. Extended vesting periods also incentivize retention. The Compensation Committee believes that it is appropriate to evaluate equity grant opportunities at least annually.
The Compensation Committee may, from time to time, grant additional equity incentive awards to employees, including NEOs, based on individual circumstances such as outstanding performance or in connection with a promotion. In 2021, the Compensation Committee implemented a redesigned long-term incentive program, which consisted of an equal weighting of performance-vesting PSUs and time-vesting RSUs. The Compensation Committee believed that a combination of PSUs and RSUs better aligned with then- current market practices and stockholder interests, and enhanced the Company’s ability to drive stockholder value while attracting, retaining, and motivating leadership talent.
■
Performance Stock Units. PSUs offer the potential for meaningful compensation for proven performance measured over a three-year time period. The PSUs will not vest until the date specified in the award agreement and, consistent with the Company’s core principle of providing pay for performance, are forfeited if the established performance criteria are not achieved.

■
Restricted Stock Units. RSUs generally vest one-third on each of the first three anniversaries of the grant date. RSUs align management’s interests with those of stockholders by growing in value as the Company’s stock price increases.

44 |   2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
2021 PSU Awards - Excluding CEO
PSUs allow the NEOs to earn a specified number of shares of Company common stock at the end of the three-year performance period (2021 through 2023). As a result, the number of performance shares a NEO earns is based on Company performance, and the value that the NEO realizes is tied to the stock price when the shares vest at the end of the performance period. Key terms of the PSUs granted in 2021 are summarized below:
■	No PSUs vest unless a minimum threshold is achieved with respect to the applicable performance metric.
■	Vest on the third anniversary of the grant date, provided that the applicable performance criteria are met.
■	Performance targets are based on achievement of two performance goals in the third year of the plan (2023): Adjusted EBITDA growth (60% weighting) and Revenue growth (40% weighting).
■
PSUs will vest within a range of 0-200% of target, with threshold achievement resulting in 50% vesting and maximum achievement resulting in 200% vesting. Payouts for achievement between threshold, target, or maximum levels are interpolated. The following chart shows the number of shares that may be earned under the PSU awards at target achievement:

Executive	Target Shares of Stock upon Achievement of $575M Adjusted EBITDA and $1,614B Revenue in Fiscal 2023
Michael Spanos	34,972
Laura W. Doerre	7,993
Sandeep Reddy	7,993
■
Given the difficulty of achieving the aspirational performance goals, additional performance shares may be earned if target performance is achieved prior to the end of the performance period. In the event that the Company achieves target performance for both performance goals in fiscal 2022, an additional payout of 25% of the target number of shares will be issued. In the event that the Company achieves target performance for the Adjusted EBITDA performance goal only, in fiscal 2022, an additional payout of 15% of the target number of shares will be issued. In the event that the Company achieves target performance for the Revenue performance goal only, in fiscal 2022, an additional payout of 10% of the target number of shares will be issued. In no event will the total number of shares earned under the PSU awards be greater than 200% of target. Payouts for any earned PSUs will be made following the end of the three-year performance period (2023).

Adjusted EBITDA is defined above on page 43. “Revenue”, a GAAP measure, is defined as Revenue reported by the Company for fiscal year 2023. The Compensation Committee may approve adjustments to the calculation of a performance goal or performance measure to take into account unanticipated events as the Compensation Committee may determine including, for example, any change in applicable accounting rules or principles, any gain or loss on the disposition of a business, impairment of assets, dilution caused by acquiring a business, tax changes and tax impacts of other changes, changes in applicable laws and regulations, changes in rate case timing, changes in the Company’s structure, and any other circumstances outside of management’s control or the ordinary course of business.
2021 Equity Awards - Mr. Bassoul
2021 was a challenging operating environment as the Company continued to face impacts from the ongoing pandemic, cost pressures accelerated due to the strong inflationary environment, and revenue from group sales, corporate sponsorships, and international agreements was significantly diminished. As a result, the Company's costs grew faster than revenues. In light of the foregoing, the Board felt that it was critical to appoint a proven leader like Mr. Bassoul. Furthermore, the Board believed that Mr. Bassoul's ability to drive a customer-centric culture, along with his expertise in food & beverage and technological innovation, would be extremely valuable in helping reinvigorate growth at the Company.
  2022 Proxy Statement | 45

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee believed it was important to set ambitious performance goals and reward Mr. Bassoul with a meaningful ownership stake if the high-end of those goals are achieved. The Compensation Committee was focused on creating a culture of engagement and ownership to maximize Mr. Bassoul's incentive to implement meaningful change throughout the Company, with particular focus on the need to improve the guest experience and to drive sustainable earnings growth. The Board is committed to retaining Mr. Bassoul for his strategic vision, leadership, and most importantly, his ability to execute on the Company's long-term strategy.
Accordingly, on November 15, 2021, Mr. Bassoul was granted a PSU award with a target opportunity to earn 50,000 shares and a maximum opportunity to earn 1,200,000 shares, with performance to be determined over a three-year period. The performance goals are based on Adjusted EBITDA for the 2022, 2023 and 2024 calendar years ranging from $560,000,000 to $710,000,000, employee and guest satisfaction, and ESG achievement metrics. Pursuant to Mr. Bassoul’s PSU award, the target payout opportunity for the Adjusted EBITDA performance component requires achievement of Adjusted EBITDA that the Company has never achieved (see below graphic). To achieve the target payout by 2024, the Company must increase Adjusted EBITDA by 12% from the level achieved in 2021, compared to the 4% increase achieved in the three-year period ending in 2019. The maximum payout opportunity requires an aspirational level of Adjusted EBITDA representing a 43% increase from the level achieved in 2021. Additionally, the award provides for payout of additional shares (up to the aggregate maximum of 1,200,000 shares) upon achievement of three ESG goals to incentivize sustainable long-term growth as set forth below:
Adjusted EBITDA Payout Opportunity	Guest Satisfaction Payout Opportunity	Employee Satisfaction Payout Opportunity	Sustainalytics Payout Opportunity
0 – 1,000,000 shares	0-10% of number of shares earned under Adjusted EBITDA Payout Opportunity	0-5% of number of shares earned under Adjusted EBITDA Payout Opportunity	0-5% of number of shares earned under Adjusted EBITDA Payout Opportunity
The Sustainalytics payout opportunity will be based on the Company’s Sustainalytics ESG Risk Rating compared to its peer group. The Sustainalytics ESG Risk Rating measures a company’s exposure to industry-specific material ESG risks and how well a company is managing those risks. The Company is assigned an ESG Risk Rating in eight separate categories based on its ESG risk exposure compared to its ESG risk management.
Pursuant to Mr. Bassoul’s employment agreement, and to demonstrate his commitment to the Company, Mr. Bassoul agreed to purchase an aggregate of $10,000,000 of Company common stock in open market purchases during a short period following commencement of his employment. The Company matched Mr. Bassoul’s commitment by granting him 246,426 RSUs, valued at $10,000,000 on the grant date of November 15, 2021, which will vest in full on the third anniversary of the grant date.

46 |   2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Given the significant opportunity of Mr. Bassoul’s 2021 PSU award, the Compensation Committee does not intend to make any additional equity grants to Mr. Bassoul. However, the Compensation Committee maintains flexibility to make additional equity grants in the event that the Company achieves $710,000,000 in Adjusted EBITDA prior to the end of Mr. Bassoul's tenure.
Minimal Perquisites
The Company provides a limited number of perquisites and other personal benefits to the NEOs, which the Company believes are reasonable and consistent with market practices. The “All Other Compensation” column of the 2021 Summary Compensation Table sets forth these perquisites in accordance with the requirements of the SEC.
Retirement and Other Benefits
The Company believes retirement plans serve to attract and retain talented personnel generally, but they should not be a significant part of the overall compensation program. The Company has a contributory 401(k) Plan available to employees of the Company who meet the age and service requirements. The Company makes matching contributions in the amount of 100% of the first 3% of salary contributions and 50% of the next 2% of salary contributions made by employees (subject to tax law limits).
The Company also has a Supplemental 401(k) Plan, which permits eligible participants to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the contributory 401(k) Plan. In 2021, Mr. Reddy was the only NEO who participated in the Supplemental 401(k) Plan. For a discussion of the Supplemental 401(k) Plan, see “Executive Compensation—Fiscal 2021 Non-Qualified Deferred Compensation.”
The Company also maintains a stockholder-approved employee stock purchase plan, which is made available to substantially all of the Company’s employees, and allows participants to acquire the Company’s common stock at a discounted price. The purpose of the plan is to encourage employees at all levels to purchase stock and become stockholders. The plan allows participants to buy the Company’s common stock at a 10% discount to the lower of the market value of the common stock at the beginning and end of each successive six-month offering period. Under applicable tax law, no plan participant generally may purchase more than $25,000 in market value (based on the market value of the Company’s common stock on the first trading day of each offering period) of the Company’s common stock in any calendar year.
The NEOs are eligible to participate in these plans on the same basis as other eligible participants.
Health Benefits and Disability Insurance
The Company provides its NEOs with the same health and disability insurance plans offered to all employees.
Compensation in Connection with Recruitment
From time-to-time, the Compensation Committee determines it is necessary to provide cash or equity compensation in special circumstances for recruiting, special recognition, or retention. Sign-on bonuses and new hire equity awards are an effective means of offsetting the compensation opportunities executives forfeit when they leave a former employer to join the Company. Additional equity awards are a strong incentive to attract top-executive talent. In connection with Mr. Bassoul becoming CEO in November 2021, he was granted the equity awards described under “—Long-Term Equity.”
Compensation upon Termination of Employment
In addition to the direct compensation program, the Company believes it is important to provide the NEOs with competitive separation payments and benefits because it provides a measure of financial security for the NEO and his or her family in the event of certain terminations of employment and also enables the Company to secure their cooperation following termination. Under their respective employment agreements, the NEOs are or were entitled to severance in the event of specified terminations of employment and as a consequence of a change in control. The agreements (other than Mr. Bassoul’s, which does not provide for additional benefits in the event his employment is terminated in connection with a change in control) contain a double
  2022 Proxy Statement | 47

COMPENSATION DISCUSSION AND ANALYSIS
trigger provision, which requires both a change in control and actual or constructive termination of employment in order for the NEO to receive benefits under the change in control provision rather than a single trigger provision under which benefits are triggered automatically by a change in control. The Company does not provide an excise tax gross-up in the event of a termination due to a change in control.
The separation payments and benefits are intended to provide the executives with a measure of financial support if their employment is terminated in certain circumstances through no fault of their own. The enhanced and accelerated benefits offered in connection with a change in control are designed to support the following business objectives:
■	Enhance the Company’s value in a consolidation transaction by helping retain and stabilize the management team during periods of uncertainty.
■	Preserve the objectivity of the Company’s management team if they are negotiating and executing a consolidation transaction.
■	Keep the management team focused on the Company’s business instead of their personal financial situation.
In connection with their separation from the Company during 2021, Mr. Spanos and Ms. Doerre received separation payments in accordance with their respective employment agreements. See “—Description of Separation Agreements and Payments Pursuant to Employment Agreements” for additional information.
The Company elects to provide post-employment compensation to the executives on a case-by-case basis as the employment market, the qualifications of potential employees, and the Company’s hiring needs dictate. See “Executive Compensation—Potential Payments upon Termination” for additional information on separation payments and benefits for the NEOs.
In February 2022, Mr. Reddy notified the Company of his decision to resign as CFO effective March 27, 2022.
Tax and Accounting Considerations
The Compensation Committee may consider the impact of tax and accounting consequences when developing and implementing the Company’s executive compensation programs. The Compensation Committee designs and administers compensation programs that it believes are in the best interests of the Company and its stockholders.
Stock Ownership, Clawback, and Other Policies
To further align the senior executives’ interests with those of the Company's stockholders, the Company maintains stock ownership guidelines (the “guidelines”). The guidelines provide that, within three years of the year in which the executive first becomes subject to the guidelines, the executive should seek to establish holdings in the Company’s stock equal in value to a multiple of his or her annual base salary as follows:
Senior Executive	Ownership Guideline Multiple
CEO	6x base salary
Other Senior Executives	2x base salary
All types of equity holdings, with the exception of stock options and performance-based stock units, are included in determining ownership under the guidelines. Ownership requirements should be met within five years from appointment to office for new officers. Each current NEO is in compliance, or on target to achieve compliance, with the guidelines.
The Company’s securities trading policy requires executives and directors to consult the Company prior to engaging in transactions involving the Company’s common stock. In order to protect the Company from exposure under insider trading laws, executives and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s securities trading policy prohibits directors and
48 |   2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
executives from pledging, hedging, or monetization transactions including, but not limited to, transactions involving the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, and other derivative instruments, or transactions involving the establishment of a short position in the Company’s securities.
To promote the highest level of financial integrity and ethical behavior, and to discourage excessive risk-taking, in 2021, the Board adopted an Incentive Compensation Clawback Policy (the “clawback policy”) that allows the Board to recoup certain incentive-based compensation in the event of a material restatement of the Company’s financial statements or specific acts of improper conduct. Specifically, any performance-based compensation, including equity compensation and short-term incentive cash compensation, is subject to recoupment in the event of a material restatement of the Company’s financial statements or if the recipient engaged in fraud, willful misconduct, or certain other acts that constitute “improper conduct” under the clawback policy. In the event of a material restatement, each officer of the Company, as well as each employee whose fraud or willful misconduct resulted in the material restatement, would forfeit the amount of any incentive-based compensation paid during the three years preceding the date of the material restatement that the Board determines exceeds the amount the employee would have received had the revised financial statement(s) been used to determine the compensation. In the event of fraud, willful misconduct, or certain other improper conduct—including violation of an employment agreement or Company policy (including the Code of Business Conduct and Ethics), disclosure of confidential information or trade secrets, or violation of any non-solicitation or non-competition covenant—the employee engaging in such conduct would forfeit the amount of any incentive-based compensation paid during the period commencing one year prior to the improper conduct and continuing until the time the improper conduct is discovered, to the extent that the Board determines is appropriate under the circumstances. The clawback policy affords the Board broad discretion to determine the amount and extent of any clawback.
The Compensation Committee does not employ any form of wealth tally; it believes that grants to executives should be made based on individual and Company performance factors and market compensation conditions at the time of grant, as described herein.
  2022 Proxy Statement | 49

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of the Company has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022.
THE COMPENSATION COMMITTEE
Ben Baldanza (Chair)
Esi Eggleston Bracey
Enrique Ramirez
Arik Ruchim
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee serves, or has served, as an officer or employee of the Company. In addition, no interlocking relationship exists between the Board or the Compensation Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during 2021.
COMPENSATION POLICIES AND RISK MANAGEMENT PRACTICES
The Compensation Committee has reviewed the Company’s compensation policies and practices for all of the Company’s employees, including non-executive officers, and determined that the policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual incentives and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. The Company has discretion to reduce annual incentive payments (or pay no annual incentive) based on individual performance or any other factors it may determine to be appropriate in the circumstances.
50 |   2022 Proxy Statement

EXECUTIVE COMPENSATION
2021 Summary Compensation Table
The following table summarizes the compensation paid by the Company to (i) the CEO, (ii) the former CEO, (iii) the CFO, and (iv) the former EVP, GC and CAO.
Name and Principal Position(1)	Year	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total ($)
Selim Bassoul President & CEO	2021	178,846	469,471(5)	11,014,293	—	—	269,975	11,932,585
Michael Spanos Former President & CEO	2021	1,025,048	—	3,237,810	—	2,249,688	2,886,600	9,399,146
	2020	939,916	—	6,306,400	—	—	—	7,246,316
	2019	132,692	—	1,999,998	2,337,500	—	165,000	4,850,190
Sandeep Reddy EVP & CFO	2021	647,500	—	399,970	—	877,500	35,701	1,960,671
	2020	240,000	—	1,800,023	—	—	—	2,040,023
Laura W. Doerre Former EVP, GC & CAO	2021	632,500	—	399,970	—	877,500	1,246,600	3,156,570
	2020	357,173	—	1,400,003	—	—	215,293	2,302,469
(1)
Effective November 14, 2021, Mr. Spanos stepped down as President & CEO and Mr. Bassoul was appointed President & CEO. Effective December 12, 2021, Ms. Doerre departed her role as EVP, GC & CAO. In February 2022, Mr. Reddy notified the Company of his decision to resign as CFO effective March 27, 2022.

(2)
The salary for Mr. Spanos reflects a temporary 25% reduction through February 28, 2021, which was in effect due to the COVID-19 pandemic. Mr. Reddy deferred portions of his salary into the Supplemental 401(k) Plan as set forth in the 2021 Non-Qualified Deferred Compensation Table. The amounts in the Summary Compensation Table for 2021 reflect salary prior to any such deferrals.

(3)
The dollar amount represents the aggregate grant date fair value of the RSU awards granted computed in accordance with the stock-based accounting rules (Financial Accounting Standards Board ASC Topic 718). The assumptions used in the calculation of these amounts are discussed in Note 10 to the Company’s consolidated financial statements included in the Form 10-K. A zero value was included for the PSUs because the awards were not considered to be probable of being earned on the grant date. Assuming the highest level of performance under the PSU awards is achieved, calculated by multiplying the closing price of the Company’s common stock on the grant date, Mr. Bassoul’s award is valued at $52,272,000 and Mr. Reddy’s award is valued at $799,939. For Mr. Spanos, these awards also include the value of dividend equivalents that had accumulated with respect to stock options vesting during such period. The amount shown for Mr. Spanos also includes cash dividends that accumulated on unvested restricted stock that was paid when the shares of common stock underlying the restricted stock vested.

For Mr. Bassoul, the amount includes $279,976, which represents the value of restricted stock awards granted for Mr. Bassoul’s service as a director on the Board and as Non-Executive Chairman prior to becoming CEO.
(4)	For Mr. Spanos and Ms. Doerre, the amounts shown include 401(k) Plan matching contributions in the amount of $11,600 each.
The amounts shown for Mr. Spanos and Ms. Doerre include $2,875,000 and $1,235,000, respectively, for separation payments pursuant to their employment agreements. See “—Description of Separation Agreements and Payments Pursuant to Employment Agreements” for additional information. For additional information on contributions that the Company makes for the named executive officers under the 401(k) Plan and benefits that the Company provides to the named executive officers, see “Compensation Discussion and Analysis—Elements of Compensation—Retirement and Other Benefits.”
The amount for Messrs. Bassoul and Reddy represents relocation expenses. Mr. Bassoul’s employment agreement provides for a relocation allowance of up to $165,000.
For Mr. Bassoul, the amount also includes $104,975 representing payment of fees for service as a director on the Board prior to becoming CEO. See “2021 Non-Employee Director Compensation” for additional information.
(5)	This amount reflects Mr. Bassoul’s annual bonus, which was determined in the discretion of the Board.
  2022 Proxy Statement | 51

EXECUTIVE COMPENSATION
2021 Grants of Plan-Based Awards
The following table provides information on equity and non-equity awards granted in 2021 to each of the named executive officers:
		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Selim Bassoul	1/29/2021(2)	—	—	—	—	—	—	1,973	67,477
	5/5/2021(3)	—	—	—	—	—	—	2,767	119,977
	5/5/2021(4)	—	—	—	—	—	—	3,690	159,998
	5/5/2021(5)	—	—	—	—	—	—	2,421	104,975
	11/15/2021(6)	—	—	—	—	—	—	246,426	10,734,317
	11/15/2021(7)	—	—	—	—	50,000	1,200,000	—	—
Michael Spanos	—	862,500	1,725,000	3,450,000	—	—	—	—	—
	3/8/2021(8)	—	—	—	—	—	—	34,972	1,749,999
	3/8/2021(7)	—	—	—	17,486	34,972	69,944	—	—
Sandeep Reddy	—	292,500	585,000	1,170,000	—	—	—	—	—
	3/8/2021(8)	—	—	—	—	—	—	7,993	399,970
	3/8/2021(7)	—	—	—	3,996	7,993	15,986	—	—
Laura W. Doerre	—	292,500	585,000	1,170,000	—	—	—	—	—
	3/8/2021(8)	—	—	—	—	—	—	7,993	399,970
	3/8/2021(7)	—	—	—	3,996	7,993	15,986	—	—
(1)	See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentives” for details regarding the annual incentive.
(2)
Represents a portion of 2020 cash compensation for service on the Board, which Mr. Bassoul elected to receive in the form of stock to conserve the Company’s cash flow during the height of the pandemic.

(3)	Represents an equity retainer in the form of restricted stock for service as Non-Executive Chairman, prior to becoming CEO, which vests on May 5, 2022.
(4)	Represents an equity retainer in the form of restricted stock for service as a director on the Board, prior to becoming CEO, which vests on May 5, 2022.
(5)
Represents stock pursuant to deferral of director cash compensation under the director cash retainer deferral program. See “2021 Non-Employee Director Compensation—Cash Retainer Deferral Program” for additional information.

(6)	Represents sign-on RSU award, which vests in full on the third anniversary of the grant date.
(7)
Represents PSU awards that vest based on achievement of performance goals for the period 2022-2024 as described in the Compensation Discussion and Analysis above. A zero value was included for the PSUs because the awards were not considered probable of being earned on the grant date. The PSU awards for Mr. Spanos and Ms. Doerre were forfeited upon their departure from the Company.

(8)	Represents RSU award, which vests on each of the first three anniversaries of the grant date.
52 |   2022 Proxy Statement

EXECUTIVE COMPENSATION
2021 Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the total outstanding equity awards as of January 2, 2022, for each of the named executive officers:
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Selim Bassoul	5/5/2021	—	—	—	—	—	2,767(2)	117,819	—	—
	5/5/2021	—	—	—	—	—	3,690(2)	157,120	—	—
	11/15/2021	—	—	—	—	—	246,426(3)	10,492,819	—	—
	11/15/2021	—	—	—	—	—	—	—	50,000(4)	2,129,000
Michael Spanos	11/18/2019	318,750	—	—	46.05	11/14/2022	—	—	—	—
Sandeep Reddy	7/1/2020	—	—	—	—	—	50,328(5)	2,142,966	—	—
	7/1/2020	—	—	—	—	—	26,842(6)	1,142,932	—	—
	3/8/2021	—	—	—	—	—	7,993(6)	340,342	—	—
	3/8/2021	—	—	—	—	—	—	—	7,993(4)	340,342
Laure W. Doerre	—	—	—	—	—	—	—	—	—	—
(1)	The market value of stock awards is the number of shares shown in the table multiplied by $42.58, the closing price per share of the Company’s common stock on December 31, 2021.
(2)
Restricted stock representing annual equity retainer for service as Non-Executive Chairman (2,767 shares) and for service as a director on the Board (3,690 shares), prior to becoming CEO, which vests on May 5, 2022.

(3)	RSUs vest in full on the third anniversary of the grant date.
(4)
Amount represents the target number of shares that may be issued under PSU awards assuming achievement of the established performance goals. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity.”

(5)	RSUs vest in full on the second anniversary of the grant date.
(6)	RSUs vest in equal installments on each of the first three anniversaries of the grant date.
2021 Option Exercises and Stock Vested
The following table provides information on the number of shares acquired by each named executive officer upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax. No named executive officers exercised stock options during 2021.
	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Selim Bassoul	—	—
Michael Spanos	251,026	10,585,078
Sandeep Reddy	13,420	588,467
Laura W. Doerre	62,265	2,479,192
(1)
The amount for Mr. Spanos includes dividend equivalent rights distributed to reflect the dividend equivalents that had accumulated with respect to stock options vesting during 2021 as described in “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity.”

  2022 Proxy Statement | 53

EXECUTIVE COMPENSATION
(2)
The amount was calculated based on the fair market value of the Company’s common stock on the vesting date (or the previous trading day if the vesting date was not a trading day). The fair market value is determined based on the closing price of the Company’s common stock on the applicable date and, if applicable, accumulated dividends/dividend equivalent rights.

Fiscal 2021 Non-Qualified Deferred Compensation
The Company maintains a Supplemental 401(k) Plan that covers selected employees, including the named executive officers. The Supplemental 401(k) Plan provides participants the opportunity to defer a portion of their compensation without such portion being limited by Internal Revenue Code restrictions applicable to the Company’s 401(k) Plan. Effective January 1, 2021, the Supplemental 401(k) was amended and restated including to eliminate a fixed Company contribution rate. Amounts credited to a named executive officer under the Supplemental 401(k) Plan, adjusted for earnings or losses, will generally be distributed on the last business day of the sixth month following the month in which the participant has a separation of service (for purposes of the Internal Revenue Code) from the Company.
The following table sets forth information concerning the named executive officers’ participation in the Supplemental 401(k) Plan during fiscal 2021:
Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions in Last Fiscal Year ($)	Aggregate Balance at Fiscal Year End(2) ($)
Selim Bassoul	—	—	—	—	—
Michael Spanos	—	—	—	—	—
Sandeep Reddy	945,625	—	6,486	—	952,111
Laura W. Doerre	—	—	—	—	—
(1)	All amounts reported as executive contributions are executive elective deferrals included in the 2021 Summary Compensation Table as salary or non-equity incentive compensation for 2021.
(2)	The aggregate balance includes $945,625, which was reported in the Summary Compensation Table for 2021.
Description of Employment Agreements
The Company enters into employment agreements with its named executive officers providing for base salary, annual incentive target opportunities, and compensation upon certain terminations of employment as described above and in “—Potential Payments upon Termination.”
In connection with his appointment as President and CEO of the Company, the Company entered into an employment agreement with Mr. Bassoul (the “Bassoul Employment Agreement”) dated November 14, 2021 (the “Bassoul Effective Date”). The Bassoul Employment Agreement provides for a term that commenced on the Bassoul Effective Date and terminates on December 31, 2024, unless the relationship is extended by mutual agreement or earlier terminated in accordance with the terms of the Bassoul Employment Agreement. The Bassoul Employment Agreement provides for, among other things, a base salary of $1,550,000 and, beginning in fiscal year 2022, a target annual incentive opportunity of 150% of base salary. For fiscal year 2021, Mr. Bassoul’s annual bonus was determined in the discretion of the Board. Pursuant to the Bassoul Employment Agreement, Mr. Bassoul was entitled to a relocation allowance of up to $165,000, in accordance with the Company’s policies. Also pursuant to the Bassoul Employment Agreement, Mr. Bassoul committed to purchase an aggregate of $10,000,000 of Company common stock in open market purchases during a short period following commencement of his employment.
The Company entered into an employment agreement with Mr. Reddy in July 2020. Pursuant to his employment agreement, Mr. Reddy is entitled to receive, among other things, a base salary of at least $650,000 per year and a target annual incentive opportunity of 90% of base salary.
54 |   2022 Proxy Statement

EXECUTIVE COMPENSATION
The Company previously entered into employment agreements with Mr. Spanos and Ms. Doerre. See “Compensation Discussion and Analysis—Elements of Compensation” for additional information on the compensation of the former named executive officers. For a description of separation payments and benefits provided by these employment agreements, see “—Potential Payments upon Termination” and “—Description of Separation Agreements and Payments Pursuant to Employment Agreements.”
Pursuant to each employment agreement, the executive is entitled to participate in or receive benefits under the employee benefits programs of the Company, including the Company’s life, health, and disability programs, as well as to receive reimbursement of certain expenses incurred during their employment. The employment agreements also contain provisions for separation payments and benefits upon certain types of termination of employment, as well as customary non-competition, indemnification, confidentiality, and proprietary information provisions. For a description of separation payments and benefits provided by these employment agreements, see “—Potential Payments upon Termination.”
Potential Payments upon Termination
Potential Payments upon Termination of Current Named Executive Officers
Each of the named executive officers employed at the end of 2021 had provisions in their employment agreements providing for separation payments and benefits upon certain types of termination of employment. Upon a current named executive officer’s termination of employment, including for cause, such executive is generally entitled to unpaid earned salary, unpaid benefits, and, with respect to Mr. Reddy, unpaid earned annual incentive.
Payments upon Death or Disability
In the event of termination of a current named executive officer’s employment due to death or disability, the executive would be entitled to receive the benefits outlined below:
Benefit	All Current NEOs
Lump sum payment (disability only)	1x base salary (2x base salary for CEO) 1x target annual incentive (2x base salary for CEO)
Annual incentive (prorated)	Yes
Time-vested equity awards vest (excludes performance-based awards)	Yes
  2022 Proxy Statement | 55

EXECUTIVE COMPENSATION
Termination Without Cause or for Good Reason
If a current named executive officer’s employment is terminated without cause or an executive resigns for good reason, in addition to any other rights or benefits to which the executive is entitled in the ordinary course, such as accrued payments and benefits, the executive would be entitled to receive the benefits outlined below:
Benefit	Current NEOs
Lump sum payment(1)	1x base salary (2x base salary for CEO) 1x annual target incentive (2x base salary for CEO)
Annual incentive (prorated)	Yes
Unpaid bonus for prior fiscal year	Yes
Continued healthcare coverage(2)	3 or 18 months
Time-vested equity vests	For awards scheduled to vest within 12 months following termination, yes(3)
Executive outplacement services	Yes (for Mr. Reddy only)
(1)
If Mr. Reddy’s employment is terminated without cause or he resigns for good reason before, on, or within two years after or in anticipation of a change in control (as such term is defined in his employment agreement), he will instead be entitled to receive a lump sum payment in an amount equal to 2x base salary and 2x annual target incentive, and all time-vested equity will fully vest.

(2)
The executive may instead receive a lump sum payment at the Company’s discretion. Mr. Bassoul is entitled to continued healthcare coverage for 18 months, and Mr. Reddy is entitled to continued healthcare coverage for 3 months.

(3)
Mr. Bassoul’s RSUs granted in connection with his becoming CEO fully vest. Mr. Bassoul will be entitled to receive settlement of any previously earned PSUs and, in the event such termination of employment occurs on or after July 1st of any year during the performance period, any PSUs that become earned in the year of such termination. Subject to the Compensation Committee’s discretion to accelerate vesting, all unvested PSUs are immediately forfeited upon termination of employment for any reason. Mr. Bassoul is not entitled to additional benefits in the event his employment is terminated in connection with a change in control.

56 |   2022 Proxy Statement

EXECUTIVE COMPENSATION
The following terms are generally defined in the employment agreements for the current named executive officers as follows:
Term	Definition
Cause	■	continued failure (except where due to physical or mental incapacity) to endeavor in good faith to substantially perform executive’s duties;
	■	material malfeasance or gross neglect in the performance of executive’s duties;
	■	conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony;
	■	commission of fraud or embezzlement against the Company constituting a crime;
■
material breach of any material provision of executive’s employment agreement (as determined in good faith by the Board) that is not remedied within fifteen days after (i) written notice from the Company specifying such breach and (ii) the opportunity to appear before the Board;

	■	material violation of a material Company policy that causes demonstrable damage to the Company, which damage is not insignificant;
■
continued failure to cooperate in any audit or investigation involving the Company or its or their financial statements or business practices that is not remedied within fifteen days of written notice from the Company specifying such failure; or

	■	actual gross misconduct that the Board determines in good faith adversely and materially affects the business or reputation of the Company.
Good Reason (without the executive’s express written consent)	■	material diminution in employment duties, responsibilities or authority, or the assignment to executive of duties that are materially inconsistent with his or her position;
	■	reduction in base salary or target annual incentive; or
	■	material breach by the Company of the compensation or indemnification provisions of the executive’s employment agreement.
■
with respect to Mr. Bassoul only:
o removal as CEO or an adverse change in reporting obligations,
o reduction in minimum or maximum annual incentive, or
o failure of the Company to nominate him for election as a member of the Board or the failure of the Company to use efforts consistent with the Company’s efforts with respect to other members of the Board slate to encourage the Company’s stockholders to elect him to the Board once nominated.

An executive’s employment may terminate for “good reason” only if (i) within 90 days of the date executive has actual knowledge of the occurrence of an event of “good reason,” he provides written notice to the Company specifying such event, (ii) the Company does not cure such event within 5 (with respect to Mr. Bassoul) or 10 (with respect to Mr. Reddy) business days of such notice if the event is nonpayment of an amount due to executive, or within 60 days of such notice for other events, and (iii) executive terminates executive’s employment within 30 business days of the end of such cure period.

  2022 Proxy Statement | 57

EXECUTIVE COMPENSATION
Potential Payments upon Termination of Employment or Change in Control
The table below illustrates payments that would be made to a current named executive officer employed at the end of 2021 if his employment terminated due to a termination for death or disability, without cause, or for good reason on December 31, 2021. The amounts shown and discussed in this section assume there is no earned but unpaid base salary, annual incentive or expenses at the time of termination. This table is intended only for illustrative purposes; the rights and benefits due to any executive upon an actual termination of employment can be determined only at the time of such event, based on circumstances then existing and arrangements then in effect.
Executive	Cash Separation Payments ($)	Vesting of Equity(1) ($)	Benefit Payments / Outplacement Services(2) ($)	Total ($)
Selim Bassoul
Death	—	10,492,819	—	10,492,819
Disability	7,750,000	10,492,819	—	18,242,819
Without Cause or for Good Reason — No Change in Control	7,750,000	10,492,819	30,005	18,272,824
Without Cause or for Good Reason — Change in Control	7,750,000	10,492,819	30,005	18,272,824
Sandeep Reddy
Death	—	3,626,241	—	3,626,241
Disability	1,235,000	3,626,241	—	4,861,241
Without Cause or for Good Reason — No Change in Control	1,235,000	2,827,866	18,436	4,081,302
Without Cause or for Good Reason — Change in Control	2,470,000	3,626,241	18,436	6,114,677
(1)	The amounts include the value of the unvested portion of the time-vested RSUs that would accelerate upon termination.
(2)	Assumes $15,000 for outplacement services for Mr. Reddy.
Description of Separation Agreements and Payments Pursuant to Employment Agreements
In November 2021, the Company and Mr. Spanos entered into an agreement, pursuant to which Mr. Spanos stepped down as President and CEO. The terms of the agreement are consistent with his employment agreement, pursuant to which Mr. Spanos received, among other things, (1) $2,249,688 representing a pro rata portion of his 2021 annual bonus; (2) $2,875,000 representing one year’s base salary and target bonus; (3) 88,438 shares that immediately vested upon his resignation pursuant to the terms of his employment agreement with the Company, net of shares withheld in payment of taxes; and (4) 212,500 stock options that immediately vested upon his resignation and that will remain exercisable for one year following his resignation. Mr. Spanos was also entitled to receive continued healthcare coverage for twelve months and outplacement services.
As part of a strategic reorganization, the Company eliminated the role of EVP, GC & CAO. In connection with the elimination, Ms. Doerre departed her role as such, effective December 12, 2021, following a transition of her duties. On December 3, 2021, Ms. Doerre and the Company entered into an agreement and general release, on terms consistent with her employment agreement, pursuant to which Ms. Doerre received, among other things, (1) $877,500 representing payment of her full 2021 annual bonus; (2) $1,235,000 representing one year’s base salary and target bonus; and (3) 30,740 shares that immediately vested upon her departure pursuant to the terms of her employment agreement with the Company. Ms. Doerre was also entitled to receive continued healthcare coverage for three months and outplacement services.
58 |   2022 Proxy Statement

EXECUTIVE COMPENSATION
CEO Pay Ratio
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the following information explains the relationship of the annual total compensation of the Company’s median employee to the annual total compensation of the Company’s CEO for 2021. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use different assumptions, adjustments, exclusions, or estimates in calculating their CEO pay ratio. Accordingly, CEO pay ratio disclosures may involve a degree of imprecision and may be inconsistent in methodology among different companies. Therefore, the CEO pay ratio disclosed by other companies may not be comparable to the Company’s CEO pay ratio as disclosed below. The Company’s pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with SEC rules based on the Company’s internal records and the methodology described below.
Total Compensation
CEO	$9,531,838

Median Employee (full-time + seasonal)	$14,277
Ratio	668
In 2021, two individuals held the position of CEO: Mr. Spanos from January 1, 2021 through November 14, 2021 and Mr. Bassoul from November 14, 2021 through December 31, 2021. Mr. Spanos was CEO on the date selected to identify the Company’s median employee, and for purposes of this calculation, his base salary amount was annualized. The CEO to median employee ratio was 124 to 1 for full-time employees only. The total annual compensation for the median employees was calculated in the same manner as the CEO’s compensation, which is described in the Summary Compensation Table.
The Company’s operations rely heavily on seasonal, entry-level employees, some of whom work only one or two months per year. Consequently, the Company considers a comparison to all full-time employees only to be more reflective of the relationship between CEO pay and median employee pay. At the time this calculation was made, seasonal employees accounted for 78% of the Company’s workforce.
To identify the median of all employees, the Company used the gross annual earnings reported to taxing authorities (for example, in the U.S., information reported on W-2s), and ranked employees from highest to lowest for all employees as of November 12, 2021. In calculating these amounts for non-U.S. employees, the Company converted Canadian dollars to U.S. dollars and Mexican pesos to U.S. dollars utilizing price level ratios of the purchasing power parity conversion factors published by the World Bank. Without the purchasing power adjustments, the median employee of all employees was a seasonal employee with total compensation of $13,852, and the estimated CEO to median employee ratio was 688 to 1 (full-time and seasonal employees).
  2022 Proxy Statement | 59

TRANSACTIONS WITH RELATED PERSONS
Policy and Procedures Regarding Transactions with Related Persons
The Board has adopted a written policy providing that the Nominating and Corporate Governance Committee will review and approve or ratify transactions in which the Company participates and in which a related party has or will have a direct or indirect material interest. Under the policy, the Nominating and Corporate Governance Committee will obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the Nominating and Corporate Governance Committee may approve a related party transaction that it determines is in the best interests of the Company. In particular, the policy requires the Nominating and Corporate Governance Committee to consider the overall fairness to the Company, the nature of the related party’s interest in the transaction, whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company, the importance of the transaction to both the Company and the related party, and any other matters the Nominating and Corporate Governance Committee deems appropriate. A “related party” is any person who is or was at any time since the beginning of the Company’s most recently completed fiscal year, a director or director nominee, an executive officer, a holder of more than 5% of the Company’s common stock, or an immediate family member or any entity owned or controlled by any of the foregoing persons. In certain circumstances, it may not be practical for the Nominating and Corporate Governance Committee to review in advance a particular related party transaction. In such instances, management must bring the related party transaction to the Nominating and Corporate Governance Committee for its ratification, and management will be required to make such changes, if any, as the Nominating and Corporate Governance Committee directs.
Transactions with Related Persons
During fiscal 2021, there were no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.
60 |   2022 Proxy Statement

PROPOSAL 2:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Company is asking stockholders to approve, on a non-binding, advisory basis, the 2021 compensation of the named executive officers, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement. This proposal is commonly known as the Say-on-Pay proposal because it gives stockholders a direct opportunity to express their approval or disapproval to the Company regarding its pay practices.
This Say-on-Pay proposal is intended to address the overall compensation of the named executive officers and the philosophy, policies, and practices described in this Proxy Statement. The Company uses a mix of incentive compensation programs to attract and retain key executives, reward achievement of the Company’s short-term and long-term business goals, and align the executives’ interests with those of the Company’s stockholders to create long-term sustainable value.
The Company was disappointed that the 2021 Say-on-Pay proposal did not receive strong support by stockholders. In response to the 2021 vote, the Company’s management and the Compensation Committee took decisive steps to respond to the vote outcome and stockholder feedback. For example, in 2021, the Company generally granted equity awards that consisted of 50% PSUs and 50% RSUs, rather than 100% RSUs as it did in 2020 in light of the pandemic. Moreover, for 2022, the Company will implement a long-term equity incentive award mix for NEOs that places more emphasis on PSUs (weighted at 80%) than RSUs (weighted at 20%) and add ESG achievement metrics to the performance goals under the PSU awards. The Company's executive compensation program prioritizes:
■	Incentivizing executives to remain focused on drivers of sustainable performance over the long-term;
■	Adopting policies and practices that strongly link pay to performance without encouraging excessive risk-taking;
■	Retaining high-performing executives; and
■	Aligning executives’ long-term interests with those of stockholders through robust stock ownership guidelines.
The Compensation Committee is and will remain firmly committed to the ongoing evaluation and improvement of the Company's executive compensation program, informed by an ongoing discussion with the Company's stockholders.
As an advisory vote, this Say-on-Pay vote is not binding on the Company. However, the Company values the opinions expressed by its stockholders, and the Compensation Committee will carefully review and take into account the results of the vote when designing and considering future executive compensation arrangements.
FOR ✔
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2021, AS DISCLOSED PURSUANT TO THE SEC RULES, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND NARRATIVE DISCUSSION INCLUDED IN THIS PROXY STATEMENT.

  2022 Proxy Statement | 61

PROPOSAL 3:
APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CHARTER TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENT TO AMEND BYLAWS
The Board recommends that the Company’s stockholders approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to eliminate the supermajority voting requirement in the Charter for stockholders to amend the Company’s Bylaws.
At the 2021 annual meeting, the Board’s same proposal to amend the Charter received the support of the holders of approximately 99% of the votes cast at the meeting but approximately 73% of the outstanding shares of the Company’s common stock. Since the Charter requires the affirmative vote of at least 75% of the shares of the Company’s outstanding common stock to approve a proposal to amend the supermajority voting requirement, the proposal failed to receive the required vote. Considering the recent vote received on this proposal and stockholder opinion on this topic, the Board is again proposing to amend the Charter to replace the supermajority voting requirement with a simple majority vote standard to enable stockholders to amend the Company’s Bylaws.
The Board is committed to good corporate governance and believes in maintaining policies and practices that serve the interests of all stockholders. The Charter currently requires that the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock entitled to vote is required to amend the Company’s Bylaws (the “Supermajority Vote Requirement”). The Company established the Supermajority Vote Requirement at a time when it was critical to protect the interests of stockholders by ensuring that fundamental changes to the Bylaws have the support of a broad consensus of all stockholders. After considering the advantages and disadvantages of the Supermajority Vote Requirement, including through dialogue with the Company’s stockholders and review of current governance best practices, the Board has determined it is in the best interests of the Company and its stockholders to amend the Charter to eliminate the Supermajority Vote Requirement and replace it with a simple majority standard (the “Simple Majority Amendment”). Because approval of a majority of the voting power of the Company would still be required to effect action under the revised provision, the Board believes this Simple Majority Amendment affords sufficient protection of stockholder interests while allowing greater participation by the Company’s stockholders in corporate governance matters and being responsive to the prevailing views regarding best corporate governance practices.
If approved, future stockholder-approved amendments to the Bylaws would not be subject to a Supermajority Vote Requirement and instead would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting as a single class.
The description of the Simple Majority Amendment is qualified in its entirety by reference to the text of the proposed revision, which is set forth under Article V of the proposed amendment to the Charter attached as Appendix A. The Simple Majority Amendment would become effective upon the filing of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which the Company would file promptly following the Annual Meeting if the Company’s stockholders approve the Simple Majority Amendment.
62 |   2022 Proxy Statement

PROPOSAL 3: APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CHARTER TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENT TO AMEND BYLAWS
Required Vote
The affirmative vote of holders of at least 75% of the voting power of the outstanding shares of capital stock entitled to vote in person or by proxy at the Annual Meeting is required to approve the Simple Majority Amendment. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this Proposal 3.
FOR ✔	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING PROVISION.
  2022 Proxy Statement | 63

PROPOSAL 4:
ADVISORY VOTE TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ended January 1, 2023. During 2021, KPMG LLP served as the Company’s independent registered public accounting firm.
Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board believe it appropriate, as a matter of good corporate practice, to request that the stockholders ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended January 1, 2023. If the stockholders do not so ratify, the Audit Committee will reconsider the appointment and may retain KPMG LLP or another firm without re-submitting the matter to the Company’s stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG LLP are expected to attend the Annual Meeting, where they will be available to make a statement if they desire to do so and to respond to questions from stockholders.
Required Vote
The affirmative vote of holders of a majority of the shares of common stock entitled to vote in person or by proxy at the Annual Meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ended January 1, 2023 in this Proposal 4.
FOR ✔	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
64 |   2022 Proxy Statement

AUDIT, AUDIT-RELATED, AND TAX FEES
The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements and the annual financial statements of the related entities for the years ended January 2, 2022 and December 31, 2020, as well as fees billed for audit-related services, tax services, and all other services rendered by KPMG LLP for those years. The amount shown for Audit Fees for 2021 and 2020 includes the audit of the effectiveness of the Company’s internal controls over financial reporting.
	2021	2020
Audit Fees(1)	$1,503,000	$1,569,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
(1)	In 2021 and 2020, foreign statutory audit fees were converted into US dollars using exchange rates as of January 2, 2022 and December 31, 2020, respectively.
(2)	There were no audit-related fees incurred in 2021 and 2020.
(3)	There were no tax fees incurred in 2021 or 2020.
All audit and tax services provided by KPMG LLP were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s policy provides for pre-approval of all audit and non-audit services performed by the independent registered public accounting firm on an annual basis to ensure that the services do not impair the firm’s independence. Any individual engagements are required to be separately approved.
  2022 Proxy Statement | 65

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of the Record Date, March 16, 2022, except as otherwise noted below, by (a) the members of the Board, (b) each named executive officer listed in the 2021 Summary Compensation Table, (c) all of the Company’s directors and current executive officers as a group, and (d) each person who, to the best of the Company’s knowledge, beneficially owned on that date more than 5% of the outstanding common stock. Unless otherwise indicated, the address for each beneficial owner in the table below is c/o Six Flags Entertainment Corporation, 1000 Ballpark Way, Suite 400, Arlington, Texas 76011.
Name	Number of Shares Beneficially Owned(1)	Percent of Class(2)
Named Executive Officers
Selim Bassoul(3)	293,890	*
Michael Spanos(4)	210,050	*
Sandeep Reddy(5)	16,084	*
Laura W. Doerre(6)	41,351	*
Non-Employee Directors
Ben Baldanza	17,072	*
Denise M. Clark	3,690	*
Esi Eggleston Bracey	13,992	*
Enrique Ramirez	11,490	*
Arik Ruchim	(7)(9)	*
All current executive officers and directors as a group (7 persons)(8)	353,554	*
5% Holders
H Partners, LP(9)	8,925,000	10.38%
The Vanguard Group(10)	7,673,300	8.92%
BlackRock, Inc.(11)	6,590,174	7.70%
(1)
Amounts include the number of shares of common stock subject to stock options currently exercisable or exercisable within 60 days of the record date and restricted stock units and performance stock units that vest within 60 days of the record date.

(2)
An asterisk (*) indicates beneficial ownership of less than 1%. The percentage ownership is based on 86,244,680 shares of common stock outstanding as of March 16, 2022. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by the sum of the number of outstanding shares at such date and the number of shares such person has the right to acquire upon exercise of options that are exercisable, or vesting of restricted stock units or performance stock units, within 60 days.

(3)	Amount excludes 246,426 shares of RSUs that have not vested.
(4)	Mr. Spanos stepped down as President and CEO effective November 14, 2021. Reported holdings are based on Form 4 filed on November 16, 2021.
(5)	Amount excludes 82,499 shares of RSUs that have not vested.
(6)	Ms. Doerre departed her role from the Company effective December 12, 2021. Reported holdings are based on Form 4 filed on December 13, 2021.
(7)
Mr. Ruchim is a Partner of H Partners Management, LLC, which is the investment manager of H Partners Capital, LLC, the general partner of H Partners, LP. Accordingly, Mr. Ruchim may be deemed to have voting and

66 |   2022 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
dispositive power with respect to the shares of common stock held by the managed funds. Information is based on the Form 4, filed with the SEC by Mr. Ruchim on December 15, 2021, which reported 8,925,000 shares beneficially owned, and the information described in footnote (9).
(8)	Includes all current directors and all current executive officers of the Company.
(9)
Based on Amendment No. 16 to Schedule 13D filed on December 15, 2021, all shares may be deemed to be beneficially owned by H Partners Management, LLC, H Partners Capital, LLC, H Partners, LP, and Rehan Jaffer. H Partners, LP directly beneficially owns 5,666,100 shares and has shared voting power and shared investment power with respect to all such shares. H Partners Capital, LLC, as the general partner of H Partners, LP, may be deemed to beneficially own 5,666,100 shares and may be deemed to have shared voting power and shared investment power with respect to such shares. H Partners Management, LLC, as the investment manager of H Partners Capital, LLC, H Offshore Fund, Ltd. and H Partners Phoenix Capital, LLC, may be deemed to beneficially own 8,925,000 shares and may be deemed to have shared voting power and shared investment power with respect to such shares. Mr. Jaffer, as the managing member of H Partners Management, LLC, H Partners Capital, LLC and H Partners Phoenix Capital, LLC, may be deemed to beneficially own 8,925,000 shares and may be deemed to have shared voting power and shared investment power with respect to such shares. The address for the reporting persons is 888 Seventh Avenue, 29th Floor, New York, New York 10019. Number of shares beneficially owned is based on the Form 4, filed with the SEC by Mr. Ruchim on December 15, 2021.

(10)
Based on Amendment No. 6 to Schedule 13G filed on February 10, 2022, all shares are beneficially owned by The Vanguard Group or certain of its subsidiaries. The Vanguard Group reported having shared voting power over 38,399 shares, sole dispositive power over 7,568,588 shares, and shared dispositive power over 104,712 shares. The address for the reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(11)
Based on Amendment No. 5 to Schedule 13G filed on February 1, 2022, all shares are beneficially owned by BlackRock, Inc. and on behalf of itself and several subsidiaries. BlackRock, Inc. reported having sole voting power over 6,121,457 shares and sole dispositive power over 6,590,174 shares. The address for the reporting person is 55 East 52nd Street, New York, New York 10055.

  2022 Proxy Statement | 67

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Internet Availability of Proxy Materials
Pursuant to SEC rules, the Company is furnishing proxy materials to its stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder. On or about March [■], 2022, the Company began mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of the close of business on March 16, 2022, other than to those stockholders who previously requested to receive electronic or paper delivery of communications. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of the proxy materials including this Proxy Statement and the Annual Report for the fiscal year ended January 2, 2022.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive the proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
Quorum
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares of common stock entitled to vote. The shares may be present in person or represented by proxy at the meeting. Abstention votes and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum exists for the Annual Meeting.
Required Vote
Tabulation Treatment
Proposal	Required Vote	Votes Withheld/Abstentions	Broker Non-Votes
Election of Directors	Plurality of votes cast to elect each director; the six nominees with the highest number of affirmative FOR votes will be elected	Not counted and will have no effect on the outcome	Brokers do not have discretionary voting authority; not counted and will have no effect on the outcome
Advisory Vote on Executive Compensation	Affirmative vote of a majority of shares present in person or by proxy; not binding on Company	Treated as a vote against	Brokers do not have discretionary voting authority; not counted and will have no effect on the outcome
Amendment to Amended and Restated Certificate of Incorporation to Eliminate Supermajority Voting Requirement to Amend Bylaws	Affirmative vote of 75% of voting power of the outstanding shares entitled to vote generally in the election of directors, voting as a single class	Treated as a vote against	Brokers do not have discretionary authority and approval requires an absolute percentage of affirmative votes, so treated as a vote against
Advisory Vote to Ratify Appointment of KPMG	Majority of shares present in person or by proxy; not binding on Company	Treated as a vote against	Not applicable; there should be no broker non-votes because brokers have discretionary voting authority with respect to this proposal
68 |   2022 Proxy Statement

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
With respect to Proposal 1 (election of directors), stockholders may vote FOR all or some of the nominees or stockholders may vote WITHHOLD with respect to one or more of the nominees. For the other items of business, stockholders may vote FOR, AGAINST, or ABSTAIN.
All properly executed proxies delivered pursuant to this solicitation and not revoked in a timely manner will be voted in accordance with the directions given and, for any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.
A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. However, a broker is not entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of directors, absent instructions from the beneficial holders of such shares.
In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided to you by your broker, bank, or other nominee.
Revocation of Proxies
Your proxy may be revoked at any time prior to the Annual Meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the Annual Meeting in person, you will be given the opportunity to revoke your proxy and vote in person. If you are a stockholder of record or hold shares through a broker or bank and are voting by Internet or telephone, your vote must be received by 11:59 p.m. Eastern Time on May 10, 2022, to be counted.
Record Date
Only stockholders of record as of the close of business on March 16, 2022, are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. As of March 16, 2022, the Company had issued and outstanding 86,244,680 shares of common stock, the Company’s only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of common stock registered in its name on March 16, 2022.
Proxy Voting Methods
If at the close of business on March 16, 2022, you were a stockholder of record or held shares through a broker or bank, you may vote your shares by proxy on the Internet, by telephone, or by mail. Your Internet or telephone vote is valid under Delaware law and authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. For shares held through a broker, bank or nominee, you may vote by submitting voting instructions to your broker, bank or nominee. Whether or not you attend the Annual Meeting, your vote is important.
INTERNET
■	Go to www.proxyvote.com and follow the online instructions. Your vote must be received by 11:59 p.m. Eastern Time on May 10, 2022, to be counted.
TELEPHONE
■	Call toll-free (800) 690-6903 and follow the recorded instructions. Your vote must be received by 11:59 p.m. Eastern Time on May 10, 2022, to be counted.
  2022 Proxy Statement | 69

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
MAIL
■	Request a proxy card by following the instructions on your Notice.
■	When you receive the proxy card, mark your selections on the proxy card.
■	Mail the signed proxy card in the postage-paid envelope that will be provided to you.
If you are a stockholder of record, you may vote in person at the Annual Meeting. If you are a beneficial owner you may vote in person at the Annual Meeting if you have obtained a legal proxy from your broker, bank or nominee. Please note that if you are a beneficial owner and request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.
Please cast your vote as soon as possible by:
Visiting www.proxyvote.com	Mailing your signed proxy card	Calling 1-800-690-6903
Householding
The SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and related materials for two or more stockholders sharing the same address by delivering a single proxy statement to that address unless contrary instructions have been received from one of the affected stockholders. This process, which is commonly referred to as “householding”, provides convenience for stockholders and cost savings for the Company.
If, at any time, a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if a stockholder’s household is receiving multiple copies of these documents and the stockholder desires that future deliveries be limited to a single copy, such stockholder should please notify his or her broker. A stockholder may also request prompt delivery of a separate copy of this Proxy Statement and related materials by writing or calling the Company as follows: Investor Relations, Six Flags Entertainment Corporation, 1000 Ballpark Way, Suite 400, Arlington, Texas 76011, investors@sftp.com, 972-595-5180.
Solicitation of Proxies
This proxy solicitation is being made on behalf of the Company. The expense of preparing, printing, and mailing this Proxy Statement is being paid by the Company. Proxies may be solicited by directors, officers, and employees of the Company in person, or by mail, telephone, e-mail, or other electronic means. The Company will not specially compensate those persons for their solicitation activities.
Attending the Annual Meeting
At the Annual Meeting, Rules of Conduct will be provided to attendees. No recording is allowed at the Annual Meeting. This includes photography, audio recording, and video recording of any kind.
The Company will hold a question and answer session immediately following the conclusion of the business to be conducted at the Annual Meeting.
Parking will be available in Lot K of Choctaw Stadium, located at the northeast corner of Ballpark Way and E. Randol Mill Road. Enter Lot K from westbound E. Randol Mill Rd. Parking is complimentary for any stockholder who attends the Annual Meeting. When you enter the parking lot, take a ticket from the parking lot kiosk. In order to receive complimentary parking, please present your parking ticket at the registration desk for the Annual Meeting, and you will receive a validation pass for use when exiting the parking lot.
70 |   2022 Proxy Statement

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Even if you plan on attending the Annual Meeting in person, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting. The Company reserves the right to eject an attendee for behavior likely to cause damage, injury, disruption, or annoyance or for failure to comply with reasonable requests or the Rules of Conduct for the meeting, including time limits applicable to those in attendance who are permitted to speak.
  2022 Proxy Statement | 71

2023 STOCKHOLDER PROPOSALS
If a stockholder would like to include a proposal in the Company’s proxy statement for the 2023 annual meeting of stockholders, the proposal must be submitted in writing to the Corporate Secretary at the Company’s principal executive offices, no later than November 29, 2022, and must comply with Rule 14a-8 under the Exchange Act.
Stockholders may also submit nominations for directors for inclusion in the Company’s proxy materials by complying with the requirements of the Company’s proxy access bylaw. For more information regarding proxy access, please see the caption “Stockholder Recommendations and Nominations—Proxy access candidates” above.
The Company’s Bylaws also establish a procedure for stockholders that would like to present a proposal, including director nominations, before an annual meeting of stockholders, but do not intend for the proposal to be included in the Company’s proxy materials. Pursuant to the Company’s Bylaws, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must have complied with the notice procedures specified in the Company’s Bylaws. To be timely for the 2023 annual meeting of stockholders, the proposal must be submitted in writing to the Corporate Secretary at the Company’s principal executive offices, on or after January 11, 2023, and on or before February 10, 2023.
OTHER MATTERS
The Board does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.
DANIELLE J. BERNTHAL
Corporate Secretary

Arlington, Texas
March [■], 2022
72 |   2022 Proxy Statement

APPENDIX A
AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SIX FLAGS ENTERTAINMENT CORPORATION

(Pursuant to Section 242 of the Delaware General Corporation Law)
SIX FLAGS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST:     The name of the Corporation is Six Flags Entertainment Corporation.
SECOND:    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article V and replacing it with the following:
“ARTICLE V
BYLAWS
In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter, and repeal the Amended and Restated Bylaws (as amended, the “Bylaws”) of the Company. Any adoption, alteration, or repeal of a Bylaw must be approved either by (a) the affirmative vote of a majority of the Whole Board (as defined below) or the unanimous written consent of all members of the Board, or (b) the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting as a single class. For the purposes of this Article V, “Whole Board” means the total number of directors the Company would have if there were no vacancies.”

THIRD:    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law.
FOURTH:   This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be effective as of 11:59 p.m., Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, Six Flags Entertainment Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this     day of May, 2022.
SIX FLAGS ENTERTAINMENT CORPORATION

By:
Name:
Title:
A-1

SixFlags®

Six Flags Entertainment Corporation
1000 Ballpark Way Arlington, Texas 76011 972-595-5000
www.sixflags.com

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 10, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 10, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D70879-P64513

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SIX FLAGS ENTERTAINMENT CORPORATION

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

	For All	Withhold All	For All Except
1. Election of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ben Baldanza
02) Selim Bassoul
03) Esi Eggleston Bracey
04) Denise M. Clark
05) Enrique Ramirez
06) Arik Ruchim

	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Approve amendment to Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirement to amend Bylaws.	☐	☐	☐
4. Advisory vote to ratify the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending January 1, 2023.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

D70880-P64513

SIX FLAGS ENTERTAINMENT CORPORATION
Annual Meeting of Stockholders
May 11, 2022 2:00 PM CT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Danielle J. Bernthal and Christopher Neumann, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SIX FLAGS ENTERTAINMENT CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM CT on May 11, 2022, at the company's headquarters, located at 1000 Ballpark Way, Arlington, TX 76011 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side